UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
CARPARTS.COM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of filing fee (check the appropriate box):
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 25, 2022
To the Stockholders of CarParts.com, Inc.:
NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of CarParts.com, Inc., a Delaware corporation (the “Company”), will be held on May 25, 2022 at 9:00 a.m. Pacific Time at the offices of the Company located at 2050 W. 190th Street, Suite 400, Torrance, California 90504, to consider and vote on the following proposals:
1.	election of the following Class I directors to hold office for a term of three years and until their respective successors are elected and qualified: Jay Greyson, Jim Barnes, and Ana Dutra; and
2.	ratification of the appointment of RSM US LLP, an independent registered public accounting firm, as independent auditors of the Company for fiscal year 2022; and
At the Annual Meeting, we will also transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.
Only stockholders of record at the close of business on March 28, 2022 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.
All stockholders are cordially invited to attend the meeting in person. If you wish to attend the meeting in person, you will need to RSVP and print your admission ticket at www.proxyvote.com. An admission ticket together with photo identification must be presented in order to be admitted to the meeting. If you hold your shares in street name, you will also need to obtain and present a legal proxy entitling you to vote at the Annual Meeting from the broker, bank or other nominee that holds your shares. Please refer to page 1 of the accompanying proxy statement for further details.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 25, 2022: This proxy statement and our annual report on Form 10-K for the year ended January 1, 2022 are available at http://carparts.com/investor.
April 20th, 2022
By Order of the Board of Directors

David Meniane
Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. ALL STOCKHOLDERS ARE INVITED TO ATTEND THE ANNUAL MEETING IN PERSON BY REGISTERING AT PROXYVOTE.COM. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD OR VOTING INSTRUCTION FORM AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH TO DO SO EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY OR VOTING INSTRUCTIONS.
CarParts.com, Inc.
2050 W. 190th Street, Suite 400
Torrance, California 90504
********************************

CARPARTS.COM, INC.
2050 W. 190th Street, Suite 400
Torrance, California 90504
PROXY STATEMENT
These proxy materials and the enclosed proxy card or voting instruction form are being furnished to holders of the common stock, par value $0.001 per share of CarParts.com, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”), to be voted at the 2022 Annual Meeting of Stockholders to be held on May 25, 2022 and at any adjournment or postponement of the meeting (the “Annual Meeting”). The Annual Meeting will be held at 9:00 a.m. Pacific Time at the offices of the Company located at 2050 W. 190th Street, Suite 400, Torrance, California 90504. These proxy materials are expected to be mailed on or about April 20, 2022, to all stockholders entitled to vote at the Annual Meeting.
Purpose of Meeting
The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.
Meeting Admission
To attend the Annual Meeting, you will need to bring an admission ticket and photo identification. You will need to print an admission ticket in advance by visiting www.proxyvote.com and following the instructions there. You will need the 16-digit control number to access www.proxyvote.com. You can find your control number on:
•	Your proxy card available at www.proxyvote.com or included with this proxy statement; or
•	Your voting instruction card if you hold your shares in street name through a broker, bank or other nominee.
If you hold your shares in street name, you will also need to obtain a legal proxy from the broker, bank or other nominee that holds your shares giving you the right to vote your shares at the Annual Meeting. You must present this legal proxy, as well as an admission ticket and valid photo identification at the entrance to the meeting.
For questions about admission to the Annual Meeting, please contact our Corporate Secretary at (310) 735-0089.
Voting; Quorum
The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as March 28, 2022. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. Each share of our common stock outstanding on the record date entitles its holder to one vote on all matters presented for a stockholder vote at the Annual Meeting.
As of the record date, 54,056,186 shares of our common stock were outstanding.
The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a quorum is not present, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.
Proposal One. Our Second Amended and Restated Certificate of Incorporation provides for a plurality voting standard for the election of directors. Under this voting standard, the three nominees receiving the highest number of “For” votes cast at the Annual Meeting will be elected as Class I directors. “Withhold” votes and “Broker non-votes” will not be counted as votes cast, and, therefore, will have no effect on the election of directors.

Proposal Two. Approval of Proposal Two (ratification of the appointment of RSM US LLP as our independent registered public accounting firm) requires the affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the proposal at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as a vote “Against” the proposal.
All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker that are represented at the Annual Meeting, but with respect to which such broker is not instructed to vote on a particular proposal and does not have discretionary voting power). Under Delaware law, abstentions and broker “non-votes” will be counted for purposes of establishing a quorum at the Annual Meeting, but will not be counted towards the vote total for the election of directors.
All votes will be tabulated by the inspector of election appointed for the Annual Meeting.
Proxies
If you have shares for which you are the stockholder of record, you may vote those shares by proxy. You may vote by mail, internet or telephone pursuant to instructions provided on the proxy card. Additionally, shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting.
Most of our stockholders hold their shares as a beneficial owner through a broker, bank or other nominee rather than directly in their own name. If you are the beneficial owner of shares held in “street name,” you may vote by mail, internet or telephone by following the voting instruction card provided to you by your broker or other nominee. If your shares are held in street name, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds the shares giving you the right to vote the shares at the Annual Meeting.
If you do not give instructions to your broker, your shares may constitute “broker non-votes.” Under applicable stock exchange rules that govern brokers who are voting shares held in street name, a broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. Proposal Two (ratification of the appointment of RSM US LLP as our independent registered public accounting firm) is considered routine, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal Two at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal Two in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.
If you are a stockholder of record, you may revoke a proxy at any time before it is voted at the Annual Meeting by: (a) delivering a proxy revocation or another duly executed proxy bearing a later date to our Corporate Secretary at 2050 W. 190th Street, Suite 400, Torrance, California 90504; (b) voting again by telephone or over the internet at a later time (only your latest dated proxy will be counted); or (c) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker or other nominee in accordance with the instructions they provided, or, if you have obtained a legal proxy from your broker or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
The enclosed proxy also grants the named proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof. We have not been notified by any stockholder of his or her intent to present any other business at the Annual Meeting.
Solicitation
We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the Notice, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, although there is no formal agreement to do so, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. In the discretion of management, we reserve the right to retain a proxy solicitation firm to assist in the solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $12,000 to $20,000 plus out-of-pocket expenses, all of which would be paid by us.
Note with Respect to Forward-Looking Statements
We have made certain forward-looking statements in this proxy statement that relate to expectations concerning matters that are not historical or current facts. These statements are forward looking statements for the purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933 as amended (the “Securities Act”). In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements. We cannot assure you that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations, and you should not place undue reliance on these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by such language. Important factors that may cause such a difference include, but are not limited to, uncertainties regarding the impact of COVID-19 on our business and the economy generally, competitive pressures, our dependence on search engines to attract customers, demand for the Company’s products, the online market and channel mix for aftermarket auto parts, the economy in general, increases in commodity and component pricing that would increase the Company’s product costs, the operating restrictions in our credit agreement, the weather, the impact of customs issues, supply chain disruptions and any other factors discussed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Risk Factors contained in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.carparts.com and the SEC’s website at www.sec.gov. The forward-looking statements contained herein speak only as of the date of this proxy statement. Except as required by law, we do not undertake any obligation to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS
Our Second Amended and Restated Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms and each as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Mr. Maier and Ms. Liu have been designated as Class II directors whose terms expire at the 2023 Annual Meeting of Stockholders. Messrs. Meniane and Phelps and Dr. Costa and have been designated Class III directors whose terms expire at the 2024 Annual Meeting of Stockholders. Messrs. Greyson and Barnes and Ms. Dutra have been designated Class I directors whose terms expire at this year’s Annual Meeting.
The class whose term of office expires at the Annual Meeting currently consists of three directors. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved Messrs. Greyson and Barnes and Ms. Dutra as nominees for election as Class I directors at the Annual Meeting to serve for a term of three years, expiring at the 2025 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified or until their earlier resignation or removal. Each nominee for election is currently a member of our Board of Directors and has consented to be named in this proxy statement and agreed to serve if elected. Management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or for good cause will not serve at the time of the Annual Meeting, the persons named in the proxy will exercise discretionary authority to vote for a substitute nominee or reduce the size of the Board. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR ALL the nominees named below.
Stockholder Approval
Directors are elected by a plurality of the votes cast at the Annual Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes cast will be elected as Class I directors. At the Annual Meeting, stockholders are being asked to elect Messrs. Greyson and Barnes and Ms. Dutra as Class I directors to hold office for a term of three years and until his or her respective successor is elected and qualified.
Recommendation of Our Board of Directors
Our Board of Directors recommends a vote “FOR ALL” the Class I director nominees listed below.
Information about our Directors and Nominees
We believe that our Board as a whole should encompass a range of talent, skill, diversity and expertise enabling it to provide sound guidance with respect to our operations and interests. In addition to considering a candidate’s background and accomplishments, the Nominating and Corporate Governance Committee reviews candidates in the context of the current composition of the Board and the evolving needs of our business. In accordance with the listing standards of The Nasdaq Stock Market (the “Nasdaq Rules”) we have charged our Nominating and Corporate Governance Committee with ensuring that at least a majority of the directors qualify as “independent” under the Nasdaq Rules. See “Corporate Governance -Board Committees and Meetings - Nominating and Corporate Governance Committee” for a discussion of the factors that are considered in selecting our director nominees.

Our Board is currently comprised of eight directors. The table and narrative below sets forth information regarding each of our directors and our director nominees, including his or her age as of the date of the Annual Meeting, the year they first became directors, business experience during at least the past five years, public company boards they currently serve on or have recently served, and certain other biographical information and attributes that the Nominating and Corporate Governance Committee determined qualify them to serve as directors. The Nominating and Corporate Governance Committee believes that the director nominees and the other current directors have the following other key attributes that are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion; diversity of origin, background, experience and thought; and the commitment to devote significant time and energy to serve on the Board and its committees.
					Committee
Name	Age	Director Since	Current Position(s)	Independent	Audit	Compensation	Nominating and Corporate Governance
Warren B. Phelps III	75	2007	Chairman of the Board	X		Chair
Jim Barnes	55	2019	Director	X		X
Dr. Lisa Costa	58	2020	Director	X	X		X
Jay K. Greyson	62	2014	Director	X	Chair	X
Nanxi Liu	31	2020	Director	X			Chair
Henry Maier	68	2021	Director	X	X		X
Lev Peker(1)	40	2019	Chief Executive Officer and Director
Ana Dutra(2)	57	2022	Director	X
David Meniane(3)	39	2022	Chief Executive Officer and Director
(1)	Effective April 15, 2022, Mr. Peker resigned as Chief Executive Officer and Class III director.
(2)	Effective January 8, 2022, Ms. Dutra was appointed as a Class I director.
(3)	Effective April 18, 2022, Mr. Meniane was appointed as Chief Executive Officer and Class III director.
Class I Director Nominees
Jay K. Greyson has been a director since June 2014. Mr. Greyson serves as Partner, Managing Director and Principal of Supply Chain Equity Partners, a committed capital private equity fund dedicated exclusively to the distribution and supply chain industry, which he co-founded in 2006. Mr. Greyson serves as the Executive Chairman of Supply Chain Equity’s portfolio companies and leads the development of strategic and tactical planning and execution initiatives. Before co-founding Supply Chain Equity Partners, Mr. Greyson established and led practice groups at Brown Gibbons Lang & Company, a regional investment banking firm. Over his career, Mr. Greyson has held various operating company roles, including General Manager, National Sales Manager, Product Manager, and Marketing Manager, as well as having served on a number of boards. Mr. Greyson holds a B.S. degree from the University of Virginia and an M.B.A. from the University of Chicago. We believe that Mr. Greyson is qualified to serve as a director due to his leadership experience in private equity and investment banking, combined with his financial background and management experience in manufacturing, distribution and supply chain.
Jim Barnes has served as our director since October, 2019 and was appointed at the request of former director Mehran Nia, pursuant to a board candidate agreement which is no longer in force. Since 2002 Mr. Barnes has served as the CEO of enVista, LLC, a supply chain and unified commerce consulting firm, which he co-founded. Prior to founding enVista, he was the Executive Vice President and co-founder of Q4 Logistics. He has spent the last 30 years deploying supply chain and enterprise solutions and synchronizing material and information flow for Fortune 500 brands and retail companies. Mr. Barnes holds a B.S. degree in Mechanical Engineering Technology from Purdue University. We believe that Mr. Barnes’ industry experience together with his leadership experience qualify him to serve as a director.
Ana Dutra has served as our director since January 2022. In 2013, Ms. Dutra founded Mandala Global Advisors, Inc., a provider of advisory services to boards and management to accelerate business growth through innovation, globalization, M&A and turnaround strategies, and currently serves as its Chief Executive Officer. She previously served as Chief Executive Officer of The Executives’ Club of Chicago, a world-class senior executives organization focused on the development, innovation and networking of current and future business and community leaders, from 2014 until 2018. Prior to that she was Chief Executive Officer of Korn/Ferry Consulting from 2007 until 2013. She has served as a member of the board of directors of Amyris, Inc. (Nasdaq: AMRS) since January 2022, First Internet Bancorp (Nasdaq: INBK) since May 2020, CME Group Inc. (Nasdaq:CME) since January 2015, and Health, Harvest & Recreation, Inc. (NCSX:HARV) since 2014 until its acquisition in September 2021. We believe Ms. Dutra’s extensive experience assisting boards of directors, CEOs and management teams to identify and execute growth strategies through innovation, acquisitions, and new technologies qualify her to serve as a director. Ms. Dutra was recommended to the Board by Director Nanxi Liu.
Directors Whose Terms Continue
Class II Directors - Terms Expiring at the 2023 Annual Meeting of Stockholders
Nanxi Liu has been a director since July 2020 and has served as the Co-CEO and Co-Founder of Blaze Technology, Inc., a no-code software platform, since 2021. Ms. Liu also serves as CFO and co-founder of Nanoly Bioscience, Inc., a biotechnology company. Ms. Liu is a board member for both Blaze Technology and Nanoly Bioscience. Neither of these companies have securities listed on a national securities exchange or is required to file periodic reports with the SEC or is an investment company registered under the Investment Company Act of 1940. Ms. Liu also serves on the Board of Advisors for Covington Capital, which manages $3 billion, and is a Partner at XFactor Ventures, where she invests in women-founded startups. Ms. Liu previously served as the Chief Executive Officer of Enplug, which was a digital display software company used by Fortune 500 companies, which she co-founded in 2012. She is a Partner at XFactor Ventures, where she invests in women-founded startups. Ms. Liu holds a Bachelor of Science degree in Business Administration and a Bachelor of Arts degree in Political Economy from the University of California, Berkeley. We believe that Ms. Liu’s extensive experience in running and advising technology companies qualify her to serve as a director. Ms. Liu was recommended to the Board by an independent third party.
Henry Maier has been a director since April 2021. From 2013 to 2021, he was President and Chief Executive Officer of FedEx Ground, a subsidiary of FedEx Corp. Prior to serving as President and Chief Executive Officer, Mr. Maier was an executive vice president of FedEx Ground and responsible for all the company’s strategic planning, contractor relations and corporate communications programs. Mr. Maier has over 40 years of experience in the transportation industry, including more than 30 years at FedEx companies. Throughout his career at FedEx, Mr. Maier gained significant experience and expertise in the areas of capital markets, corporate governance and logistics. He currently serves as a director on the boards and various committees of CalAmp Corp. (Nasdaq: CAMP), C.H. Robinson (Nasdaq: CHRW), and Kansas City Southern (NYSE: KSU), a transportation holding company. Mr. Maier previously served on the Strategic Management Committee of FedEx Corp. (NYSE: FDX), which set the strategic direction for the FedEx enterprise. Mr. Maier holds a bachelor’s degree in economics from the University of Michigan. We believe Henry is qualified to serve on the Board due to his extensive executive leadership skills and experience within the logistics and transportation industry, which will strengthen the Board’s ability to oversee the execution of our Company’s strategy.
Class III Directors - Terms Expiring at the 2024 Annual Meeting of Stockholders
David Meniane has served as our Chief Executive Officer and director since April 18, 2022, and served as our Chief Operating and Financial Officer from March 2019 until April 18, 2022. He previously served as Executive Vice President of L.A. Libations, a start-up accelerator for packaged consumer goods companies in North America, from August 2016 to March 2019, and as Chief Executive Officer of Victoria’s Kitchen, a specialty beverage company, from October 2011 through its acquisition by Hispanica International, Inc. in October 2017. Prior to that, he served as Chief Financial Officer of Aflalo & Harkham Investments, a commercial real estate investment partnership. Mr. Meniane holds a bachelor’s degree in accounting and a master’s degree in taxation from the University of Southern California and is a certified C.P.A. We believe Mr. Meniane’s valuable business and leadership experience, combined with his intimate knowledge of our financial and operational status gained through his various roles at the Company, qualifies Mr. Meniane to serve as a director.

Warren B. Phelps III has been a director since September 2007 and Chairman of the Board since August 2017. Since January 2013, he has served as Executive Chairman of Empower RF Systems, a developer and manufacturer of high power RF amplifiers for the defense and commercial markets. Mr. Phelps joined the Board of Empower in February 2007, and served as its Chairman and CEO from October 2009 to January 2013. Since May of 2017, Mr. Phelps has also served on the Board of Luna Innovations, a developer and manufacturer of high-speed optical test products for the commercial and defense markets. From 2000 until his retirement in September 2006, Mr. Phelps served in several executive positions for Spirent Communications plc, a leading communications technology company, most recently as President of the Performance Analysis-Broadband Division. From 1996 to 2000, Mr. Phelps was at Netcom Systems, a provider of network test and measurement equipment, most recently as President and Chief Executive Officer. Prior to that, Mr. Phelps held executive positions, including Chairman and Chief Executive Officer at MICOM Communications, and various financial management roles at Burroughs/Unisys Corporation. He also served on the Board of Trustees of St. Lawrence University. Mr. Phelps holds a B.S. degree in mathematics from St. Lawrence University in Canton, New York and an M.B.A. from The University of Rochester in Rochester, New York. We believe that Mr. Phelps is qualified to serve as a director due to his financial background as well as his executive management experience across numerous technology companies.
Dr. Lisa Costa has been a director since November 2020. Since 2021, she has been a member of the US Government Senior Executive Service, where she serves as the Chief Technology and Innovation Officer (CTIO) for the U.S. Space Force, and is responsible for the science, technology, research, analysis, artificial intelligence, data, digital infrastructure and digital transformation of the military service. From 2018 to 2021, she served as Chief Information Officer for USSOCOM from where she oversaw a $1.3 billion information technology and an IT system including cloud infrastructure, mobility, satellite and terrestrial communications, and DevSecOps agile software development supporting artificial intelligence and machine learning. Dr. Costa has served as a member of multiple Defense Science Boards and has invented a number of international internet-based capabilities. She has advised Presidential Transition Teams on emerging national security risk and advised Fortune 500 companies, including Target, Hilton, Starbucks, Cheniere, and FedEx, on data analytics and cybersecurity. She has served on the board of Hire Our Heroes and is an honoree of the James Schlesinger Award for Service to our Nation. Dr. Costa served as a director at the MITRE Corporation from 2013 to 2017, and was a Vice President at Planet Risk, Inc. from 2017 to 2018. Dr. Costa was a member of multiple Defense Science Boards, invented the first fully spherical immersive digital video system, and has advised Presidential Transition Teams on national security issues. She is also an honoree of the James Schlesinger Award for Service to Our Nation and has been awarded the Joint Chiefs of Staff Joint Meritorious Civilian Service Medal. Dr. Costa holds Bachelor of Science degrees in Computer Science and Mathematics from Rollins College, an MBA from Tampa College, and a PhD in Computer Science from Union Institute. We believe that Dr. Costa is qualified to serve as a director due to her cybersecurity and data analytics expertise and her deep understanding of business, technology, and eCommerce, as well as her experience in advising Fortune 500 companies. Director Jay Greyson recommended Dr. Costa to the Board.
Family Relationships
There are no family relationships among any of our directors, executive officers and director nominees.

CORPORATE GOVERNANCE
Code of Ethics and Business Conduct
Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct can be directly accessed at https://www.carparts.com/investor/corporate-governance. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct and any waivers of provisions of the Code of Ethics and Business Conduct required to be disclosed under the rules of the SEC or the Nasdaq Rules, at the same location on our website. The information contained in, or that can be accessed through, our website does not constitute a part of this proxy statement.
Corporate Governance Guidelines
Our Board of Directors has adopted corporate governance guidelines, which provide the framework for our corporate governance along with our Second Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, committee charters and other key governance practices and policies. Our corporate governance guidelines cover a wide range of subjects, including the conduct of board meetings, independence and selection of directors, and director ownership guidelines. The corporate governance guidelines can be accessed on our website at https://www.carparts.com/investor/corporate-governance.
Director Independence
The Board reviewed the independence of each of our directors on the basis of the standards adopted by the Nasdaq Stock Market (“Nasdaq”). During this review, the Board considered transactions and relationships between the Company, on the one hand, and each director, members of his or her immediate family, and other entities with which he or she is affiliated, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the director is independent under the Nasdaq Rules. After the review, the Board of Directors has determined that each of our directors with the exception of Messrs. Meniane and Peker satisfy the requirements for “independence” under the listing standards of the Nasdaq Rules. In making its determination regarding the independence of Mr. Maier, the Board considered the fact that Mr. Maier previously served as president and CEO of FedEx Ground and payments made by the Company in the ordinary course to FedEx Ground for shipping and carrier services at market rates and terms which payments represented less than 1% of the total revenue of each of FedEx Ground and its parent FedEx Corporation. Mr. Maier retired from his position at FedEx Ground effective July 31, 2021.
Board Leadership Structure
The Board has maintained a separation between the seats of Chairman and Chief Executive Officer since we went public in 2007 in recognition of the different demands and responsibilities of the roles and to emphasize the independence of the role of Chairman. The separate roles allow us to have a Chairman focused on the leadership of the Board, providing our Chief Executive Officer with the ability to focus more of his time and energy on managing our operations. The Board also meets regularly in executive session without the presence of management.
Lev Peker served as the Company’s Chief Executive Officer and director commencing January 2019. On March 15, 2022, the Company announced that its then Chief Executive Officer, Mr. Peker, had resigned as Chief Executive Officer and director of the Company. On April 15, 2022, Mr. Peker ceased to serve as a director of the Company and as an officer or employee of the Company and its affiliates.
On March 15, 2022, the Company also announced that it had elevated Mr. David Meniane to its Chief Executive Officer role, effective April 18, 2022, pursuant to which the Company has entered into an employment agreement with Mr. Meniane (as disclosed in Exhibit 10.1 of the Current Report on Form 8-K filed by the Company on March 15, 2022, which is incorporated herein by reference), and appointed him as a Class III director of the Company, effective April 18, 2022.
Board Oversight of Risk
The Board is responsible for overseeing our risk management but its duties in this regard are supplemented by the Audit Committee, which is responsible for discussing with management and our independent auditors’ policies with respect to risk assessment and risk management, including the process by which we undertake major financial and accounting risk assessment and management. The Audit Committee also oversees our corporate compliance programs, as well as the internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full Board periodically engages in discussions of the most significant risks that the Company is facing and how these risks are being managed, and the Board receives reports on risk management from senior officers of the Company and from the Chairman of the Audit Committee. The Audit Committee meets privately with our management team in order to assess the overall control environment and “tone at the top” and to provide the Audit Committee with direct feedback as to any control or oversight issues. Other committees, including the Compensation Committee and Nominating and Corporate Governance Committee, review risks relevant to their particular areas of responsibility, such as whether the compensation of executive management encourages them to take undue risk. These matters are reviewed at Board meetings as well and, if deemed necessary and appropriate, in executive session with only the independent directors present. Our management team has the primary responsibility for identifying and managing the known, material risks which could affect our operating and financial performance. At least annually, upon reviewing and establishing the financial and operating targets for the next fiscal year, the management team reviews with the full Board the key risks facing the Company during the upcoming year and the plans the Company has put in place to mitigate those risks, and the management team reviews subsets of risk on a more frequent basis with the Board.
Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure.”
Board Committees and Meetings
Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Investor Relations section of our website at www.carparts.com.
During fiscal 2021, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors - 12; Audit Committee - 4; Compensation Committee - 10; and Nominating and Corporate Governance Committee - 6. All directors attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees on which they served during the period in which they served. We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. All of our then-serving directors attended our 2021 Annual Meeting of Stockholders.
Audit Committee. Our Audit Committee consists of Messrs. Greyson and Maier and Dr. Costa. Mr. Greyson is the Chairman of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent under the Nasdaq Rules and Rule 10A-3 under the Exchange Act. In addition, Mr. Greyson qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The primary functions of this committee include the following:
•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;
•	meeting with our independent auditors and with internal financial personnel regarding these matters;
•	pre-approving audit and non-audit services to be rendered by our independent auditors;
•	appointing from time to time, engaging, determining the compensation of, evaluating, providing oversight of the work of and, when appropriate, replacing our independent auditors;
•
reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;
•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action; and
•	administering and discussing with management and our independent auditors our Code of Ethics and Business Conduct.

Our internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee. Our independent auditors report directly to the Audit Committee and they also have unrestricted access to this committee.
Compensation Committee. Our Compensation Committee consists of Messrs. Phelps, Barnes and Greyson. Mr. Phelps is the Chairman of our Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is independent under the Nasdaq Rules. The primary functions of this committee include the following:
•
determining the compensation and other terms of employment of our executive officers and senior management, and reviewing and approving corporate performance goals and objectives relevant to such compensation;

•	recommending to our Board of Directors the type and amount of compensation to be paid or awarded to members of our Board of Directors;
•
evaluating and recommending to our Board of Directors the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	administering the issuance of stock options and other equity incentive arrangements under our equity incentive plans; and
•
reviewing and approving the terms of employment agreements, severance arrangements, change-in-control protections and any other compensatory arrangements for our executive officers and senior management.

A more detailed description of the role of the Compensation Committee, including the role of executive officers and consultants in compensation decisions, can be found under “Executive Compensation and Other Information” below.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Maier and Mses. Liu and Costa. Ms. Liu is the Chair of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the Nasdaq Rules. The primary functions of this committee include the following:
•	identifying qualified candidates to become members of our Board of Directors;
•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);
•	selecting candidates to fill vacancies of our Board of Directors; and
•	overseeing the evaluation of our Board of Directors.
The Nominating and Corporate Governance Committee generally seeks directors with strong reputations and experience in areas relevant to the operations and strategies of the Company’s business. In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board and the needs of the Company. The Nominating and Corporate Governance Committee generally identifies candidates for election to the Board of Directors; reviews their skills, characteristics and experiences; and recommends director nominees to the Board for approval. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Company is taking active steps to comply with applicable legislation relating to Board diversity requirements. The Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that as a group, the Board will possess the appropriate talent, skills, insight and expertise to oversee our business. The Nominating and Corporate Governance Committee assesses each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, his or her ability to think and act independently and with sound judgment, and ability and commitment to serve our and its stockholders’ long-term interests. All factors considered by the Nominating and Corporate Governance Committee are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in our business, our future opportunities and strategic plans, and other trends, as well as the portfolio of skills and experience of current and prospective directors.
The Nominating and Corporate Governance Committee generally leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, a review of information concerning candidates and interviews with selected candidates. The Nominating and Corporate Governance Committee may in the future engage the services of a third-party search firm to identify director candidates.
The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a director nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the Company’s address set forth on the first page of this proxy statement by the deadline for director nominations and stockholder proposals not intended for inclusion in our proxy statement set forth under “Additional Information” below, specifying the following information: (a) the name and address of the nominee, (b) the name, address and phone number of the stockholder making the recommendation and of the director candidate, (c) the director candidate’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director if nominated by the Board, (f) a description of all direct or indirect arrangements or understandings between the recommending stockholder and the director candidate and any other person or persons (naming such person or persons) pursuant to whose request the recommendation is being made by the stockholder, (g) all other companies to which the director candidate is being recommended as a candidate for director, and (h) a signed consent of the director candidate to cooperate with reasonable background checks and personal interviews, and to serve as a director, if nominated and elected. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.
No candidates for director nominations were formally submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of a director at the Annual Meeting. The director nominees standing for election at this Annual Meeting are current directors of the company.
Voting Agreements with Stockholders
None
Stockholder Communications to the Board
Our Board of Directors has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our Corporate Secretary at 2050 W. 190th Street, Suite 400, Torrance, California 90504. The name of any specific intended Board recipient should be noted in the communication. Our Corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and substantive corporate or Board matters. Communications that are of a commercial or frivolous nature, or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.
Policy on Stock Hedging
All directors and executive officers are prohibited from engaging in short-term or speculative transactions involving our securities, such as publicly traded options, short sales, puts and calls, and hedging transactions, without Board approval.

Environmental, Social, Governance (“ESG”) Oversight
We are committed to conducting business in an environmentally sustainable and socially responsible manner and managing the risks and opportunities that arise from ESG issues. We believe that operating in a socially responsible and sustainable manner will drive long-term value creation for our Company and its stockholders.
The Nominating and Corporate Governance Committee will be responsible for overseeing the Company's ESG processes, policies, and performance and making recommendations to the full board of directors. The Nominating and Corporate Governance will receive regular updates from management on progress and strategy to satisfy these oversight responsibilities. The Audit Committee oversees additional risk management functions, including cybersecurity risks.
In 2021, the Company launched a new initiative to enhance ESG policies and disclosures informed by the Sustainability Accounting Standards Board (SASB) e-commerce industry disclosure guidelines. In 2022, our management reviewed and updated various ESG policies and processes located on the investor relations page of our website at https://www.carparts.com/investor/corporate-governance/esg. The enhanced policies included: Environmental, Data Privacy, Human Rights, Labor Rights, Whistleblower, and Political Involvement.
The Company’s upcoming SASB report aligned with the standards for the e-commerce industry includes quantitative data, discussion of data privacy and security, and analysis of the Company’s environmental considerations.
We aim to build upon ESG progress made in 2021 and continue to develop our long-term ESG roadmap.
Diversity and Inclusion
We work to enable our employees to think creatively and authentically, share their ideas, bring their whole selves to work, and strive to make a difference every day. We are proud to have a diverse team, and we recognize that there is opportunity for us to continue improving representation, particularly among our senior leadership. We support and celebrate all diversity, and are committed to providing an equal employment opportunity regardless of race, color, ancestry, religion, sex, national origin, sexual orientation, age, marital status, disability, gender identity, or Veteran status. Below is a breakdown of how our team self-identifies as of December 31, 2021:
Category	All	Corporate	Management	Executives	Board
Black	17%	3%	6%	—	—
Hispanic/Latinx	14%	16%	8%	20%	12.5%
Asian	47%	41%	46%	20%	12.5%
White	19%	39%	36%	60%	75%
Female	40%	36%	29%	0%	37.5%*
*	Includes Ana Dutra who joined our Board on January 10, 2022.
In addition, our Board of Directors believes that in order to fulfill its overall fiduciary responsibility to stockholders and the Company, it must maintain a strategic composition that includes the experience, qualifications, skills, and diversity needed for each member of the board of directors to complement the others. When searching for new directors, the Board of Directors actively seeks to maintain its diversity. As of January 10, 2022, three of our eight board members were female, and two of our eight members represented a minority group.
Board Diversity
The Board believes that it should seek diversity in experience and viewpoint to be represented on the Board. In selecting a director nominee, the Nominating and Governance Committee focuses on a combination of skills, professional expertise, background, and diverse viewpoints that would complement the existing Board.

Board Diversity Matrix (as of 4-20-2022)
Board Size:
Total Number of Directors	8
Gender:	Male	Female	Non- Binary	Undisclosed
Directors	5	3	0	0
Number of directors who identify in any of the categories below:
African American or Black	0	0	0	0
Alaskan Native or American Indian	0	0	0	0
Asian (other than South Asian)	0	1	0	0
South Asian	0	0	0	0
Hispanic or Latinx	0	1	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	5	1	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
RSM US LLP (“RSM”) has audited our consolidated financial statements since 2015. The Audit Committee has appointed RSM to continue in this capacity for the fiscal year ending December 31, 2022 (“fiscal 2022”). We are asking our stockholders to ratify the appointment by the Audit Committee of RSM as our independent registered public accounting firm to audit our consolidated financial statements for fiscal 2022 and to perform other appropriate services. Stockholder ratification of the appointment of RSM as our independent registered public accounting firm is not required by our bylaws or otherwise. In the event that our shareholders fail to ratify the selection, it will be considered a recommendation to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time if the committee feels that such a change would be in our best interests and in the best interests of our stockholders.
A representative of RSM is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.
Stockholder Approval
The affirmative vote of the holders of a majority of the shares of our common stock present or represented by proxy and entitled to vote on this proposal at the Annual Meeting is required to ratify the appointment of RSM as our independent registered public accounting firm for fiscal 2022.
Recommendation of Our Board of Directors
Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of RSM as our independent registered public accounting firm for fiscal 2022.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accountant Fees
The following table sets forth the fees billed to us for fiscal years 2021, 2020 and 2019 by RSM:
	Fiscal 2021	Fiscal 2020
Audit Fees	$1,107,750	$1,037,000
Audit Related Fees	147,000	115,500
Tax Fees	—	39,900
All Other Fees	—	—
Total	$1,254,750	$1,192,400
Audit Fees. Audit fees consisted of fees billed by RSM for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements.
Audit Related Fees. Audit related fees for fiscal 2021 consisted of fees billed by RSM for professional services rendered in connection with reviews of registration statements and other accounting consultations not qualifying under audit fees.
Tax Fees. Tax fees include fees for tax compliance, tax advice and tax planning services.
All Other Fees. All other fees relate to services not captured in the audit, audit-related, or tax categories.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
All engagements for services by RSM are subject to prior approval by the Audit Committee pursuant to the pre-approval policy set forth in the charter of the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee may also delegate to one or more designated members of the Audit Committee the authority to grant such preapprovals, provided that the decision of any member to whom authority is so delegated shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee approved all services provided by RSM for fiscal years 2021, 2020 and 2019.

AUDIT COMMITTEE REPORT*
The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended January 1, 2022 included in the Company’s Annual Report on Form 10-K for that year.
In carrying out its responsibilities under the Audit Committee Charter, which is available by accessing the investor relations section of our website at https://www.carparts.com/investor/corporate-governance#governance-documents, the Audit Committee, among other things, supervises the relationship between the Company and its independent auditors, including making decisions with respect to their appointment or removal, reviewing the scope of their audit services, pre-approving audit engagement fees and non-audit services and evaluating their independence. The Audit Committee oversees and evaluates the adequacy and effectiveness of the Company’s systems of internal and disclosure controls and internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.
The Company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the Company’s system of internal controls. The independent auditor’s responsibilities include (i) auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles (“GAAP”) and (ii) auditing the financial statements and expressing an opinion on management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting.
The Audit Committee met four times during fiscal 2021. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee’s meetings include sessions with the Company’s independent auditor and management present and regular sessions without the presence of the Company’s management.
As part of its oversight of the Company’s financial statements, the Audit Committee reviewed and discussed with management and the Company’s independent auditors, the audited financial statements of the Company for the fiscal year ended January 1, 2022. The Audit Committee discussed with the independent auditors such matters as are required to be discussed by Statement on Auditing Standards No. 16 (Communication with Audit Committees), relating to the conduct of the audit the applicable requirements of the Public Company Accounting Oversight Board and the SEC. The Audit Committee also discussed the independence of the auditors from the Company and its management, including the matters in the written disclosures the Audit Committee received from the independent auditor as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and considered the compatibility of non-audit services with the auditor’s independence.
Based on its review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022, for filing with the SEC. The Audit Committee has also selected RSM as the Company’s independent auditors for fiscal year 2022.
Submitted by the Audit Committee of the Board of Directors:
Jay Greyson, Chairman
Henry Maier
Dr. Lisa Costa
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

EXECUTIVE OFFICERS
The table below sets forth certain information regarding our current executive officers.
Name	Age	Current Position(s)
David Meniane(1)	39	Chief Executive Officer
Houman Akhavan(2)	44	Chief Marketing Officer
Sanjiv Gomes(3)	50	Chief Information Officer
Alfredo Gomez(4)	49	VP, General Counsel
Kals Subramanian(5)	46	Chief Technology Officer
Ryan Lockwood(6)	39	Chief Financial Officer
(1)	Mr. Meniane joined the Company on March 15, 2019. He was appointed Chief Executive Officer on April 15, 2022.
(2)	Mr. Akhavan joined the Company on February 11, 2019
(3)	Mr. Gomes was appointed Chief Information Officer on April 18, 2022. Prior to that date, he served as the Company’s Chief Technology Officer.
(4)	Mr. Gomez joined the Company on March 25, 2019
(5)	Mr. Subramanian joined the Company on April 18, 2022.
(6)	Mr. Lockwood joined the Company in June 2020. He was appointed Chief Financial Officer on April 15, 2022.
The following is certain biographical information describing the business experience of each of our executive officers who is not a director. The biography of Mr. Meniane appears earlier in this proxy statement. See “Information about our Directors and Nominees.”
Houman Akhavan has served as our Chief Marketing Officer since February 2019 and previously served as our VP, Marketing from January 2006 to December 2014. Prior to serving as Chief Marketing Officer of CarParts.com, Inc., Mr. Akhavan served as the CEO of Growth Rocket, a marketing consulting firm from January 2015 to February 2019. He also previously served as a consultant to the Company from August 2004 to December 2005, providing advice and guidance on marketing strategy and website optimization. From February 2000 to July 2004, Mr. Akhavan also served as a co-founder and Chief Strategy Officer of Edigitalweb, Inc., an online marketing and software development firm. which was responsible for the launch of CarParts.com’s (formerly U.S. Auto Parts Network) online presence.
Sanjiv Gomes served as our Chief Technology Officer from June 2019 and as our Interim Chief Technology Officer from January 2019 until June 2019. He previously served as our Director of Enterprise Architecture from November 2016 to January 2019 and our Director of Supply Chain Application Development from August 2007 to November 2016. He also previously served as Director of IT Solutions at Grand Capital from August 2003 to May 2007. Mr. Gomes holds a Bachelor of Computer Engineering degree from Goa University, India.
Alfredo Gomez has served as our VP, General Counsel since March 2019. He previously served as Consulting Legal Counsel at Cornerstone OnDemand (Nasdaq: CSOD) from May 2018 to January 2019, and Senior Vice President, General Counsel, and Corporate Secretary of Guidance Software (Nasdaq: GUID), a global provider of forensic security solutions, from October 2015 to September 2017. Prior to that time, Mr. Gomez served as General Counsel at EMCORE Corporation (Nasdaq: EMKR) from May 2010 to February 2015 and Deputy General Counsel at Hanmi Bank (Nasdaq: HAFC) from April 2015 to October 2015. In these positions, he directed and executed on legal strategies in the areas of contracts, litigation, employment, compliance, governance, and securities. Mr. Gomez has also held legal positions at j2 Global Communications Inc. (Nasdaq: JCOM), Western Digital Corporation (NYSE: WDC), and Stradling Yocca Carlson & Rauth, P.C. He earned his J.D., cum laude, from the Georgetown University Law Center and a bachelor’s degree in economics from Stanford University.
Ryan Lockwood has served as our Chief Financial Officer since April 18, 2022. Previously, Mr. Lockwood served as our Senior Vice President of Finance since June 2020. Before joining CarParts.com, Mr. Lockwood was a Portfolio Manager and Head of Fixed Income from 2011 to 2020 for Private Management Group, a registered investment advisor based out of California. From 2008 to 2011, Mr. Lockwood served as the CFO and Controller of HFE, LP, a family office that managed a multi-sector real estate portfolio. Mr. Lockwood holds a Bachelor of Science degree in Accounting and a Master of Business Taxation degree from the University of Southern California and he is also a CFA Charterholder.

Kals Subramanian has served as our Chief Technology Officer since April 18, 2022. Before joining CarParts.com, Mr. Subramanian served as Vice President of eCommerce Technology at Lowe’s Company, Inc. from February 2021 to April 2022, and as its Senior Director of Product Management from April 2020 to February 2021. From 2015 to 2020. Mr. Subramanian served as Director of IT Application Delivery and Strategy at Best Buy Co, Inc and from 2012 to 2015, he held various management positions at Target Corporation within its Target.com and Mobile, Technology Services division. Mr. Subramanian holds a Bachelor of Engineering degree in Electrical and Electronics Engineering from Bharathidasan University.
Our executive officers are elected by our Board of Directors and serve at the discretion of our Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

COMPENSATION COMMITTEE REPORT*
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Company’s 2022 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2022 Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for its 2021 fiscal year.
Submitted by the Compensation Committee of the Board of Directors:
Barry Phelps, Chairman
Jay Greyson
Jim Barnes
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act whether made before or after the date of this proxy statement and without regard to any general incorporation language therein.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (CD&A) describes the principles, objectives, policies, practices and components of our executive compensation program and the bases on which executive compensation decisions were made by our Compensation Committee for fiscal 2021 and discloses the various forms of compensation paid to our executives, including the following named executive officers or “NEOs”.
•	Lev Peker – Chief Executive Officer(1)
•	David Meniane – Chief Executive Officer(2)
•	Houman Akhavan – Chief Marketing Officer(3)
•	Sanjiv Gomes – Chief Information Officer(4)
•	Alfredo Gomez – VP, General Counsel(5)
(1)	Mr. Peker joined the Company on January 2, 2019, and resigned as Chief Executive Officer effective as of April 15, 2022.
(2)
Mr. Meniane joined the Company on March 15, 2019, and hee was appointed as Chief Executive Officer effective April 18, 2022. Prior to that date, he served as the Chief Operating Officer and Chief Financial Officer of the Company.

(3)	Mr. Akhavan joined the Company on February 11, 2019.
(4)	Mr. Gomes was appointed to the position of Chief Information Officer effective on April 18, 2022. Prior to that date, he served as the Company’s Chief Technology Officer.
(5)	Mr. Gomez joined the Company on March 25, 2019.
Policies Relating to Our Common Stock
Insider Trading Policy
Our insider trading policy prohibits all directors, employees and their family members from purchasing or selling any type of security, whether the issuer of that security is the Company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also contains anti-hedging and pledging prohibitions, which among other things, prohibit directors and employees from engaging in short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions (i.e. puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by executive officers and directors to be pre-cleared by appropriate Company personnel.
Stock Ownership Policy
To further align the long-term interests of our executive officers with those of our stockholders, our stock ownership guidelines require executive officers and non-employee directors to maintain significant direct ownership in our common stock. In particular, our Executive Officer Stock Ownership Policy (“Stock Ownership Policy”) mandates that our executive officers own shares of our common stock having an aggregate value at least equal to 100% of the officer’s annual base salary (600% in the case of our CEO, and 300% in the case of our CFO/COO). Newly-hired or promoted executive officers are required to comply within three years following his or her hire or promotion date. The Stock Ownership Policy also requires that the Company’s CEO and CFO maintain a minimum retention ratio of at least one half of their Company common stock and option holdings until they meet the stock ownership guidelines and a minimum retention ratio of at least two-thirds of all vested restricted stock (net of shares withheld for or used to pay taxes) for a period of at least 36 months following the date such restricted stock vests. The Company maintains separate Director Stock Ownership Guidelines which are discussed below.
Each executive officer and non-employee director remains subject to the Stock Ownership Policy as long as he or she continues to be employed by us or serves on the Board, respectively. Exceptions may be made in extraordinary circumstances such as personal hardship. We measure ongoing compliance with the Stock Ownership Policy annually, as of the date of our annual meeting of stockholders (“Determination Date”), and value the shares held based on the higher of: (i) the price they were acquired or (ii) market value, with market value determined as the closing price of our common stock on the Determination Date. To calculate stock ownership, shares underlying unexercised stock options are not included, while 65% of unvested restricted stock awards (estimating net after tax shares assuming a 35% tax rate) are included.

Executive Compensation Clawback Policy
We adopted an Executive Compensation Clawback Policy pursuant to which executive officers will be required to return incentive compensation paid to them if the financial results upon which the awards were based are materially restated and such executive officer engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement (a “Material Financial Restatement”). Under the Executive Compensation Clawback Policy, the Company can require reimbursement of all or a portion of any bonus, incentive payment, equity-based compensation (including performance-vesting restricted stock awards, time-vesting restricted stock awards and stock options), or other compensation to the extent that it is paid, earned or vests less than three years prior to the date we publicly disclose the need for the applicable Material Financial Restatement.
We believe the Executive Compensation Clawback Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides the opportunity for recoupment in the event that an executive officer took actions that, in hindsight, should not have been rewarded. To the extent that final rules are adopted under the Dodd-Frank act that require additional clawback provisions to apply to the compensation of our executive officers, we will amend the policy accordingly.
Good Governance and Best Practices
In furtherance of our objective of implementing policies and practices that are mindful of the concerns of our stockholders, (i) the Compensation Committee is comprised solely of independent directors, and (ii) the Compensation Committee retained Compensia, Inc. (“Compensia”) as its independent compensation consultant to provide it with advice on matters related to executive compensation, non-employee director remuneration and assistance with preparing compensation disclosure for inclusion in our SEC filings.
The Company provides competitive pay opportunities that we believe reflect best practices. The Compensation Committee continually reviews best practices in governance and executive compensation. In observance of such best practices, the Company:
•	Does not provide supplemental retirement benefits to the NEOs;
•	Maintains incentive compensation plans that do not encourage undue risk taking and align executive rewards with annual and long-term performance;
•	Has not engaged in the practice of re-pricing/exchanging stock options;
•	Does not provide for any “modified single trigger” severance payments to any NEO;
•	Does not provide any tax gross-up payments in connection with any Company compensation programs to any NEO;
•	Maintains an equity compensation program that has a long-term focus, including equity awards that generally vest over a period of three or four years; and
•
Does not permit our directors or employees to engage in short sales with respect to our securities, purchasing or pledging Company stock on margin and entering into derivative or similar transactions with respect to our securities.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Philosophy and Objectives
Our executive compensation programs are designed to attract, motivate, and retain talented executives who possess skills relevant to the highly competitive and dynamic e-commerce industry in which we operate. Our compensation programs offer competitive compensation and reward the achievement of both short and long-term financial objectives. Compensation generally consists of long-term and short-term incentives and cash and non-cash forms of compensation. Short-term compensation primarily consists of base salary and cash or equity-based bonuses. Long term-incentives include equity awards, typically in the form of restricted stock units or options, although we did not grant any stock options to our executives in 2021. Other compensation components include severance benefits and accelerated vesting upon certain triggering conditions (e.g. change of control), allowances, generally available benefits such as health insurance and retirement benefits (401(k)), benefits associated with participation in our deferred compensation plan, the ability to purchase discounted stock under the Company’s Employee Stock Purchase Plan (“ESPP”), and the ability to purchase stock under the Company’s Officer and Director Share Purchase Plan. Our general employee benefit programs are selected to be competitive with the broader job market.
Decisions regarding executive compensation are the responsibility of our Compensation Committee, in consultation from time to time with the Board of Directors, members of management and independent compensation consultants. Our CEO provides performance reviews of the other NEOs and makes recommendations to the Compensation Committee regarding their compensation, although the Compensation Committee is not bound by his recommendations. The Compensation Committee believes it possesses the skills and resources required to effectively discharge its duties in reviewing and recommending the compensation arrangements for our NEOs. The Compensation Committee also regularly reviews and approves equity grants to non-executive employees proposed by management, typically on the basis of pre-established ranges, and requires business justification to approve any grants that exceed pre-established ranges. The Committee meets as frequently as it deems necessary to address matters within its area of responsibility. Review of proposed executive compensation packages for the following year typically commences in the fourth quarter of each fiscal year.
As part of the Compensation Committee’s annual evaluation of executive compensation, the Compensation Committee engaged Compensia to ensure that the Company remained competitive in attracting and retaining talented executives. Other than its work for the Compensation Committee, Compensia has not performed any other services for us, and the Compensation Committee has determined that the work performed by Compensia has not raised any conflict of interest. Compensia consults with the Compensation Committee regarding our executive compensation programs and provides recommendations to ensure our executive compensation practices are competitive, cost effective and reasonably suited to our operational needs, strategic direction and financial condition.
In determining an executive officer’s compensation, the Compensation Committee considers several factors, including, the executive’s responsibilities, expertise, past experience, performance history, our financial condition and outlook, and the compensation practices of companies within our peer group. In general, we seek to be competitive within our peer group for total executive compensation, and allocate more weight to long-term and short-term performance based forms of compensation, which we believe incentivize our executives to manage our operations in a manner that will increase our competitiveness, strengthen our financial position and generate long-term stockholder value.

The Compensation Committee utilized data from the group of peer companies listed below to assist in making compensation decisions for the NEOs. This peer group was recommended by Compensia and approved by the Compensation Committee and consisted of heavily technology-enabled companies with an internet or applications software focus that we believe are of a similar size to us utilizing trailing twelve month revenues, market capitalization and employee headcount. At the time this peer group was selected, the median revenue and market capitalization of these firms were approximately $478,000,00 and $732,000,000, respectively. In 2021, the Compensation Committee elected to utilize the same peer group used to design our 2020 executive compensation program, consisting of the following entities:
•	Boot Barn	•	Limelight Networks
•	America’s Car-Mart	•	Purple Innovation
•	Revolve Group	•	Quotient Technology
•	Casper Sleep	•	Brightcove
•	e.l.f. Beauty	•	Shutterstock
•	Gentherm	•	Stoneridge
•	Motorcar Parts of America	•	The Buckle
•	PetMed Express	•	The Lovesac Company
•	Magnite	•	Turtle Beach
		•	The RealReal
Compensia’s report for fiscal 2020 noted that the base salaries and total compensation of our NEOs generally approximated or fell below the 25th percentile for our designated peer group. Although the Compensation Committee does not have a pre-established policy or target a specific percentile among the peer group for the allocation of the various components of executive compensation, given our financial performance in 2020, the Compensation Committee determined it appropriate to increase the compensation of our NEOs for fiscal 2021 to levels that more closely approximate the peer group median percentile for total compensation. This was achieved in part by increasing the use of “at-risk” equity-based forms of compensation. Compensia’s report for fiscal 2021 noted that most of our NEOs’ base salaries still approximated the 25th percentile of our peer group and that long term equity-based incentive compensation generally exceeded the 65th percentile.
Tax Considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain covered executives to the extent such compensation exceeds $1.0 million per covered officer in any year. The Compensation Committee understands that it is possible that the compensation payable to our named executive officers will exceed the $1.0 million limit under Section 162(m). We believe that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.
Components of Compensation
The components of our 2021 executive compensation program include:
•	Base salary
•	Performance based annual incentive bonus under our annual bonus plan
•	Performance based long-term equity incentive awards (LTI)
•	Time-based long term equity incentive awards

•	Severance and change of control protection
•	Generally available benefit programs
•	Benefits under our deferred compensation plan
•	Discounted stock purchases under our ESPP
Base salaries are paid in cash but NEOs may elect to have a portion of their salaries paid in shares of our common stock under our Officer and Director Share Purchase Plan and may also allocate a portion of their earnings to purchase stock under our Employee Stock Purchase Plan, in each case subject to plan-specific limits as discussed below. Annual incentive bonuses for fiscal 2021 consisted of equity awards granted under our 2021 annual bonus plan, in the form of performance-based restricted stock units. The PRSUs are granted based on a target amount that is set for each executive officer, which is expressed as a percentage of base salary, and vest after 1 year. The total number of shares issued can range from 50% to 200% of the target amount, depending on the degree to which applicable financial metrics and individual management-based objectives (“MBOs”) are realized. Long term incentive-based payments consist of (1) time-based RSUs, which generally vest over a period of three years in equal annual installments (“RSUs”); and (2) performance based restricted stock units which are paid out on the basis of annual and cumulative shareholder returns realized for our common stock over a three year period relative to the Russell 2000 index (“TSR PRSUs”). The maximum total amount of TSR PRSUs that can be paid out is 300% of the target amount. We did not award any stock options to our NEOs in 2021. Additionally, NEOs are eligible to receive certain severance benefits and acceleration of awards in the event they are involuntarily terminated or we undergo a change of control.
Compensation Structure
Our 2021 compensation structure includes short-term and long-term incentives tied to financial performance in the current and future years. The following table illustrates the percentage of each compensation component for our CEO versus our other executive officers. For incentive-based compensation, target amounts were used.
Overview of Target Executive Compensation for Fiscal 2021
Position	Short Term		Long Term Incentives		Other Compensation
	Base Salary ($)	Target Bonus ($)	Time-based RSUs ($)	Performance- based RSUs ($)	($)
CEO	507,000	783,000	1,043,000	2,433,000	49,061
Other NEOs as a group	1,436,000	1,149,000	1,358,000	3,169,000	159,938
Compensation Components
The primary components of our executive compensation program generally include (a) base salaries; (b) annual bonuses in the form of performance based restricted stock; (c) annual equity grants; and (d) in certain cases, other long-term equity incentive opportunities. Executives also participate in employee benefit programs available to the broader employee population such as our 401(k) plan and health insurance and are entitled to severance protection benefits, and in 2019 we paid sign-on bonuses to two of our NEOs in order to attract them to the Company. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive within the e-commerce industry, as well as within a broader spectrum of companies with comparable revenues and market capitalizations. Our 2021 compensation structure includes short-term and long-term incentives tied to financial performance, in the current and future years. The Compensation Committee selected these components for fiscal 2021 in order to attract and retain high performing executives and reward the delivery of strong financial results and stock performance. The use and weight of these components were based on the Committee's general experience in making a subjective determination of the importance of each component in meeting our overall compensation philosophy and performance objectives. The Committee believed that this set of components was appropriate and effective but will continue to review these elements of compensation and may change them if it believes that doing so will improve our compensation objectives. The Committee reviews the entire executive compensation program (other than generally available benefit programs) on at least an annual basis. However, the Committee at any time may review one or more components as necessary or appropriate to ensure such components remain competitive, appropriately designed to reward performance, and aligned with our compensation philosophy and objectives.

Advisory Vote on Executive Compensation
We currently hold say-on-pay votes every three years. Our most recent say on pay vote took place in connection with our 2020 Annual Meeting of Stockholders. As a group, the base salaries and total short-term compensation of our NEOs in 2019 generally fell at or below 25th percentile of our then-current peer group. The bonus portion of our 2019 executive compensation plan allocated 70% of incentive-based awards to the attainment of objective financial goals (adjusted EBITDA) and 30% to corporate objectives. The target annual bonus percentages as a percentage of base salary assigned to Messrs. Peker, Meniane and Akhavan, Gomez, and Gomes were 100%, 60% and 50%, 40% and 30%, respectively and each award was subject to a maximum payout of 200% of the target bonus percentage and long-term incentive-based compensation was previously generally awarded in the form of stock options. For fiscal 2021, the Committee considered market compensation data amongst our peers as follows, with total cash compensation (inclusive of salary and annual bonuses) generally aligning with the middle of the range and long-term equity generally aligning toward the upper end of the range. For fiscal 2021 our annual bonus plan allocated 80% of the incentive-based awards to achievement of objective financial measures, and the remaining 20% to MBOs. Maximum payouts under the annual bonus plan remain fixed at 200% of the target bonus payout amount. In fiscal year 2021, Messrs. Peker’s, Meniane’s, Akhavan’s, Gomez’s and Gomes’s target bonus percentages have increased to 154%, 100%, and 75%, 71% and 67% respectively, based on consideration of several factors including, additional weight being assigned to attainment of objective financial targets, the addition of sales growth as a target financial target, substantial increases in baseline performance levels required to achieve target payouts levels, and changes in peer group compensation data. For 2021, at target levels 70% of long-term executive incentive compensation was tied to the performance of our stock price on the basis of total shareholder return as discussed below and 30% was awarded in the form of time-vesting restricted stock units. We did not grant any stock options to our NEOs in fiscal year 2021. We believe the that this total shareholder return component is consistent in principle with the stockholders’ support for incentive-based pay being based on the accomplishment of objective financial measures.
Our executive compensation program has received strong shareholder support. At the 2017 and 2020 Annual Meetings, it received support of 98.8% and 98.4% of the votes cast, respectively. Our Committee and the other members of our Board view this consistent high level of support as indicative of our commitment to effectively link pay and performance. Our shareholders’ votes, reflects strong support for our executive compensation program, pay-for-performance compensation philosophy and goals, market best practices and focus on shareholders’ interests.
Element of Compensation Percentile Ranges
For fiscal 2021, the components of our NEOs’ compensation packages fell within the following ranges relative to our peers:
•	Base Salary: 10th to 55th
•	Total Cash (including PRSUs issued under our annual bonus program) 55th to 75th
•	Long Term Incentives: 65th to 80th
Annual Base Salaries
Base salaries for NEOs are set with regard to the individual’s position within the Company and the individual’s current and sustained performance results and, in the case of our NEOs for 2021, at levels that would allow us to successfully attract them to the Company. Base salary levels, and any increases or decreases to those levels for each executive, are reviewed annually by the Compensation Committee, and may be adjusted based on factors such as the overall performance of the Company, new roles and/or responsibilities assumed by the executive, the performance of the executive’s area of responsibility, the executive’s significant impact on strategic goals, the executive’s length of service with the Company, or revisions to the Company’s compensation philosophy. The 2021 annualized base salary rates for our NEOs as a group, as reflected below, approximated the 25th percentile compared to our peer group for 2021 and total cash and short term incentive based compensation (including PRSUs issued in connection with our annual bonus program) fell within the 55th to 77th percentile levels. PRSUs granted in connection with our annual bonus program were at risk and subject to a 200% maximum grant payout threshold.
The Committee reviews executive base salaries in conjunction with our annual performance review process. During this process, the CEO will review the performance of the other NEOs and will report those findings to the Compensation Committee. A NEO’s personal performance will be judged in part on their successful completion of individualized MBO’s. Factors considered in setting an NEO’s base salary, include their experience, skills, expertise, responsibilities, individual performance, and our overall performance as a company, and, where appropriate, the recommendations of our CEO. Individual performance assessments are qualitative, and are guided by the recommendations of our CEO (other than for himself) as well as the experience and knowledge of the members of the Compensation Committee regarding compensation matters. No specific weight is attributed to any of the factors considered by the Compensation Committee in setting base salary changes although expansions in responsibilities or the assumption of additional roles within the Company may result in significant merit increases. Salaries are benchmarked against market data for comparable positions to determine whether total short-term compensation is competitive with the overall job market and the Compensation Committee will evaluates a proposed executive salary in relation to our operational budget and financial projections to determine the extent to which granting an increase is financially prudent. The Committee does not follow a fixed formula to determine salary increases.
NAME AND TITLE	2020 BASE SALARY	2021 BASE SALARY
Lev Peker, Chief Executive Officer(1)	$441,346	$505,423
David Meniane, Chief Operating and Financial Officer	$363,461	$442,192
Houman Akhavan, Chief Marketing Officer	$311,458	$329,423
Alfredo Gomez, General Counsel	$285,577	$323,058
Sanjiv Gomes, Chief Technology Officer(2)	$259,615	$332,408
(1)	Mr. Peker joined the Company on January 2, 2019, and resigned as Chief Executive Officer effective as of April 15, 2022.
(2)	Mr. Gomes was appointed to the position of Chief Information Officer effective on April 18, 2022. Prior to that date, he served as the Company’s Chief Technology Officer.
Annual Incentive Bonuses
Our executives are eligible to earn annual incentive bonus compensation under our incentive bonus plan that ties the level of achievement of the Company’s annual financial performance goals to the amount of annual incentive compensation that we pay to each of our executives. Our annual incentive payouts are also denominated in equity rather than cash. Our 2021 Bonus Plan for executive officers is designed to drive toward achievement of our annual objectives and reward individual performance in connection with achievement of those shorter-term objectives, while at the same time linking executives’ interests with the creation of stockholder value. Each NEO has a target bonus opportunity expressed as a percentage of his base salary as in effect at the end of the fiscal year. For 2021, the Compensation Committee granted to our NEOs incentive bonuses in the form of performance-based equity awards under our 2016 Equity Incentive Plan. Our Equity Incentive Plan provides the Compensation Committee discretion to grant equity to employees in many forms.
For 2021, incentive bonuses were established based upon a mix of Modified Adjusted EBITDA, total sales, and individualized management-based objectives (MBOs), so as to encourage the executives to maximize the performance of the business, and in turn, increase stockholder value. For purposes of the Bonus Plan, we defined Modified Adjusted EBITDA, a non-GAAP measure, as (i) net income (loss) before net interest expense, income tax provision, depreciation and amortization expense and amortization of intangible assets, plus share-based compensation expense, (ii) and excluding any costs or proceeds associated with 2019 customs issues, executive transition costs, and (iii) for 2021, certain other expenses and investments associated with expansion of our business amounting to $4,796,632. A reconciliation of Adjusted EBITDA to net income (loss) is provided in our Annual Report on Form 10-K. Incentive bonuses are established, adjusted and given final approval by the Compensation Committee, which has full discretion as to whether or not to award a given bonus. Target incentive bonuses for our executive officers were granted in the form of PRSUs in lieu of target cash bonus. Eligibility representing each executive’s target bonus for fiscal 2021 is as follows:
NAME AND TITLE	TARGET BONUS (% OF BASE SALARY)	# TARGET PRSUs (#)
Lev Peker, Chief Executive Officer	154%	57,871
David Meniane, Chief Operating and Financial Officer	100%	32,964
Houman Akhavan, Chief Marketing Officer	75%	18,255
Alfredo Gomez, General Counsel	71%	16,925
Sanjiv Gomez, Chief Technology Officer	67%	16,777

Under our 2021 annual bonus plan, 40% of the target bonus for executive officers were based on Modified Adjusted EBITDA, 40% on sales and 20% on achievement of individual MBOs. In 2021, based on achievement relative to sales, Modified Adjusted EBITDA, our NEOs received bonuses as discussed below.
The PRSUs were used to better align the compensation of the executive officers with financial performance. The Company’s goal for an executive to receive a full payout of the portion of the PRSU award tied to Modified Adjusted EBITDA performance was $22.189 million for fiscal 2021, with a target of $17.85 million, and a minimum performance threshold of $15 million for vesting to commence. The Company’s sales goal for an executive to receive a full payout of the portion of the PRSU award tied to sales performance was $585.175 million for fiscal 2021, with a target of $556.25 million, and with a minimum performance threshold of $527.325 million for vesting to commence. The actual number of PRSUs earned by the NEOs for the sales and Modified Adjusted EBITDA components is assessed on a linear basis by the Compensation Committee based on the degree to which the Company achieved its Modified Adjusted EBITDA and sales goals for 2021. Each PRSU earned is settled in one share of the Company’s common stock. The maximum bonus payable to each executive officer under the 2021 annual bonus based on the Modified Adjusted EBITDA, sales performance and MBO components is equal to 200% of the executive’s target bonus opportunity with respect to these components. The Compensation Committee determined to cap bonus payouts for outperformance at 200% of the target bonus amount to limit our executives’ maximum bonus potential.
The following table summarizes the minimum, target, and maximum performance thresholds for the sales and Modified Adjusted EBITDA components of our 2021 annual bonus plan.
Measure/(Weight)	Minimum ($)	Target ($)	Maximum ($)
Sales (40%)	527,325,000	556,250,000	585,175,000
Modified Adjusted EBITDA (40%)	15,000,000	17,325,000	23,325,000
Payout (%)	50%	100%	200%
The table below illustrates the minimum, target, and maximum bonus amounts, expressed in dollars, potentially payable to our NEOs under the annual bonus plan, inclusive of bonus amounts attributable to realization of MBOs:
Name	Minimum ($)	Target ($)	Maximum ($)
Lev Peker	391,500	783,000	1,566,000
David Meniane	223,000	446,000	892,000
Houman Akhavan	123,500	247,000	494,000
Alfredo Gomez	114,500	229,000	458,000
Sanjiv Gomes	113,500	227,000	454,000
Applying the formula to our 2021 financial performance, and accounting for completion of individual MBOs, the Compensation Committee determined that each of our NEOs achieved between 164.8% to 184.8% of their respective performance goals and approved that the following number of shares be distributed to Messrs. Peker, Meniane, Akhavan, Gomez, and Gomes, respectively: 212,967, 121,307, 67,180, 62,285, and 55,030. Actual payouts were based on sales performance, Modified Adjusted EBITDA and completion of MBOs. One NEO’s compensation was paid out at the 164.8% level because of MBO-related performance factors. We define Modified Adjusted EBITDA as Adjusted EBITDA less costs associated with certain investments and expenses incurred in connection with the expansion of our Grand Prairie Distribution Center, the opening of our Jacksonville Distribution Center, key investments in cybersecurity, and expenses related to hiring key personnel, which collectively amounted to $4,796,432. As reported in our Form 10-K for fiscal year ended January 1 2022, we define EBITDA as net income (loss) before (a) interest expense, net; (b) income tax provision; (c) depreciation and amortization expense; and (d) amortization of intangible assets. Adjusted EBITDA consists of EBITDA before share-based compensation expense. EBITDA, Adjusted EBITDA, and Modified Adjusted EBITDA are non-GAAP measures.
Long-Term Equity Compensation
Our Chief Executive Officer, together with the Chair of our Compensation Committee, makes recommendations on equity awards to the Compensation Committee. Our Chief Executive Officer recuses himself with respect to his own equity awards, in which case the Chairman of our Compensation Committee makes such recommendations. Based on these recommendations, the Compensation Committee considers the proposed grants. We believe that long-term performance of the Company is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards and we have established equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. In fiscal years 2019 and 2020, our long-term equity incentive compensation had been awarded in the form of options to acquire shares of our common stock. The Compensation Committee also considers other forms of equity awards, such as time-based and performance vesting restricted stock or restricted stock units, and performance vesting stock options. In 2021 long-term equity incentive compensation consisted solely of grants of time-based and performance-vesting restricted stock units. When appropriate, the Committee also considers (i) the total number of shares used for new equity awards, (ii) the proportion of outstanding equity awards relative to the total number of shares issued and outstanding and (iii) the proportion of outstanding equity awards and the remaining available share pool relative to the total number of shares issued and outstanding. Analyzing these additional factors allows the Committee to assess the effects that issuing new awards will have on the then-current share reserve, dilution of existing stockholder interests and any resulting share overhang.
An executive officer typically receives a significant restricted stock unit or stock option grant in the year he or she commences employment at the first Compensation Committee meeting following the executive’s date of hire. Stock option grants vest as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter, subject in each case to such executive’s continued service through such date. Stock grants generally vest as to 33 1/3% of the shares on the first anniversary of the grant date, with the remainder vesting over the following two years, subject in each case to such executive’s continued service through such date. These stock and stock option grants may vest on an accelerated basis if we undergo a change of control or upon certain terminations of employment with us, as further described in the section titled: “Employment Agreements and Potential Payments upon Termination or Change of Control” below. The Committee generally approves annual refresh grants for the executives in the first fiscal quarter of each year. The Committee will, however, periodically consider equity award grants as may be necessary or appropriate to achieve the philosophy and objectives of the overall executive compensation program.
The principal objectives served by our long-term equity incentive awards are to align the interests of our NEOs with our stockholders and to provide each NEO with a significant long-term incentive to manage CarParts.com from the perspective of an owner with an equity stake in the business. Another objective of the equity incentive component of our compensation program is to provide a competitive overall compensation package that will enable us to attract and retain talented executives. The Committee believes that unvested equity awards are a key factor in motivating and retaining executive personnel, as well as incentivizing executive personnel to preserve the current value and grow the future value of our stock, thereby furthering the interests of our other stockholders.
The Committee determined the appropriate size of long-term equity-based incentives awarded for fiscal 2021 to our NEOs to meet our philosophy and objectives by reviewing and considering the following factors:
•	Experience, skills, expertise, responsibilities, and position within our company
•	Competitive market data
•	The number and value of each NEOs equity award holdings
•	The amount and value of each NEO’s outstanding awards
•	Each NEO’s total compensation
•	Each NEO’s personal performance
•	Each NEO’s role in contributing to long-term value creation
•	The Compensation Committee’s experience and knowledge with respect to equity compensation, as supplemented by the advice of our compensation consultant
Based on the foregoing considerations, the Committee granted time-based and performance-based equity awards for fiscal 2021 to our NEOs under our 2016 Equity Incentive Plan (“Equity Incentive Plan”). Our Equity

Incentive Plan provides the Committee discretion to grant equity to employees in many forms. The Committee selected restricted stock units (RSUs) in various forms, including time-based RSUs which vest over a three-year period, and PRSUs vesting over a period of three years on the basis of total shareholder return. The Committee believes that these forms address the goals of our long-term incentive program. Time-based RSUs are principally intended to retain key executives and encourage prudent management of our business, and the PRSUs are intended to incentivize stockholder value creation. Time-based RSUs vest over three years with the first 1/3 vesting at least one year after the grant date. For PRSUs tied to total shareholder return, payouts are determined based on 1-year, 2-year, and 3-year total shareholder returns for the Company’s common stock relative to the constituents of the Russell 2000 Index. Total shareholder return is equal to the difference between the average price during the last 90 days of the current year of the measuring period and the average price during the last 90 days of 2020. A maximum of 1/3 of the target amount may be earned after each of years 1 and 2 of the measuring period (calendar years 2021 and 2022), respectively, based on 1-year and 2-year total shareholder return. After year 3, up to 300% of the target amount may be awarded, less amounts previously awarded for years 1 and 2. Target payout levels correspond to performance at the 60th percentile level. Minimum performance at the 25th percentile level is required for vesting to commence and maximum payouts correspond to performance at the 90th percentile level. Payouts are capped at 100% of the target level if total shareholder return is negative. Linear interpolation is used to determine payouts between threshold, target, and maximum performance levels.
During 2021, we granted to our NEOs time-based RSUs with an aggregate fair market value of $2,400,655. For PRSUs tied to relative total shareholder return, the fair value of the grants issued to our NEOs during 2021 at target levels was $3,973,567. Based on the relative total shareholder return realized in 2021, 13.91% of the target amount was paid out in 2022 based on performance corresponding to the 29.9th percentile. The combined fair value of the RSU and PRSU grants are reported in the Stock Awards Column of the Summary Compensation Table.
Summary of Equity Incentive Awards to our NEOs
Based on the factors described above, the Committee authorized and approved the following equity incentive awards during fiscal 2021 for each of our named executive officers:
Name and Principal Position	Grant Date	Type(1)(2)	Reason	Amount (#)	Vesting
Lev Peker, Chief Executive Officer	1/13/2021	PRSU	Long-term Incentive	539,512	3 years
	1/13/2021	PRSU	Annual Bonus	115,743	1 year
	1/13/2021	RSU	Retention	77,073	3 years
	11/26/2021	RSU	Vacation Payout	4,866(3)	Immediate
David Meniane, Chief Financial Officer	1/13/2021	PRSU	Long-term Incentive	215,937	3 years
	1/13/2021	PRSU	Annual Bonus	65,928	1 year
	1/13/2021	RSU	Retention	30,848	3 years
	11/26/2021	RSU	Vacation Payout	5,125(3)	Immediate
Houman Akhavan, Chief Marketing Officer	1/13/2021	PRSU	Long-term Incentive	171,694	3 years
	1/13/2021	PRSU	Annual Bonus	36,522	1 year
	1/13/2021	RSU	Retention	24,528	3 years
	11/26/2021	RSU	Vacation Payout	3,650(3)	Immediate
Alfredo Gomez, General Counsel	1/13/2021	PRSU	Long-term Incentive	122,089	3 years
	1/13/2021	PRSU	Annual Bonus	33,851	1 year
	1/13/2021	RSU	Retention	17,441	3 years
	11/26/2021	RSU	Vacation Payout	3,944(3)	Immediate
Sanjiv Gomes, Chief Technology Officer	1/13/2021	PRSU	Long-term Incentive	192,795	3 years
	1/13/2021	PRSU	Annual Bonus	33,555	1 year
	1/13/2021	RSU	Retention	27,542	3 years
	11/26/2021	RSU	Vacation Payout	4,115(3)	Immediate
(1)	For long-term incentive PRSUs, the amount shown in the table represents 300% of the target amount.

(2)
For Annual Bonus PRSUs the amounts shown in the table represents 200% of the target amount. The award vests contingent upon the Company's and individual NEO’s achievement of applicable performance objectives. The percentage of award vesting shall be calculated as follows: (i) up to 40% will be determined and paid out in accordance with Modified Adjusted EBITDA factors, (ii) up to 40% will be determined and paid out in accordance with sales factors, and (iii) up to 20% will be determined and paid out based on accomplishment of individual MBOs.

(3)
On November 26, 2021, in satisfaction of accrued PTO balances which were required to be paid out in connection with the Company’s transition to an open vacation policy, any employees who were deemed subject to the open vacation policy and elected to be compensated with stock in lieu of cash, received RSUs with a fair market value equal to 110% of the value of their accrued vacation balances, with the RSU value determined as of the grant date. Upon delivery, the RSUs immediately converted to shares of common stock.

Summary Compensation Table
The following tables sets forth information regarding the compensation earned or awarded during fiscal year ended January 1, 2022 by our named executive officers (“NEOs”). The following table also sets forth such information for our NEOs for fiscal years 2021, 2020 and 2019.
Name and Principal Position(1)(2)(3)	Year	Salary ($)	Bonus ($)(7)	Stock Awards ($)(4)(5)(6)	Option Awards ($)(5)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified deferred compensation earnings ($)(8)	All other Comp- ensation ($)(9)	Total ($)
Lev Peker Chief Executive Officer	2021	505,423	—	3,614,415	—	—	17,398	49,061	4,186,297
	2020	441,346	—	1,048,000	459,000	—	7,258	46,046	2,001,650
	2019	425,000	300,000	425,000	535,700	—	1,433	185,353	1,872,486
David Meniane Chief Financial Officer	2021	442,192	—	1,620,121	—	—	13,739	48,360	2,124,412
	2020	363,461	—	523,400	163,000	—	5,854	45,160	1,100,875
	2019	263,846	150,000	166,730	271,550	—	1,238	49,168	902,532
Houman Akhavan Chief Marketing Officer	2021	329,423	—	1,175,094	—	—	4,377	45,188	1,554,082
	2020	311,458	—	328,700	133,700	—	2,671	30,767	807,296
	2019	253,846	—	132,280	206,430	—	580	35,600	628,736
Alfredo Gomez General Counsel	2021	323,058	—	906,293	—	—	4,529	36,788	1,270,668
	2020	285,577	—	347,000	115,000	—	(869)	10,934	757,642
	2019	200,961	—	84,313	139,575	—	718	23,417	448,984
Sanjiv Gomes, Chief Technology Officer	2021	332,408	—	1,269,363	—	—	2,282	29,602	1,633,655
	2020	259,615	—	399,500	103,000	—	506	16,029	778,650
	2019	218,446	—	67,964	125,595	—	1,952	15,103	429,060
(1)	Mr. Peker joined the Company on January 2, 2019, and resigned as Chief Executive Officer effective as of April 15, 2022.
(2)
Mr. Meniane joined the Company on March 15, 2019. He was appointed as Chief Executive Officer effective April 18, 2022. Prior to that date, he served as the Chief Operating Officer and Chief Financial Officer of the Company.

(3)	Mr. Gomes was appointed to the position of Chief Information Officer on April 18, 2022. Prior to that date, he served as the Company’s Chief Technology Officer.
(4)
The amounts shown represent the aggregate grant date fair value of time-vesting restricted stock units and performance-based restricted stock unit awards (“PRSUs”) as computed in accordance with FASB ASC Topic 718. For RSUs and PRSUs granted in connection with our annual bonus program, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date at target levels. For PRSUs issued in connection with our long-term incentive compensation program, fair value was measured using a Monte Carlo simulation model as the grants contained a market condition. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” and “Note 5 to the Consolidated Financial Statements - Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal years ended January 2, 2021 and January 1, 2022. For PRSUs, figures provided above for 2019, 2020 and 2021 represent target amounts to be issued at 100% performance levels.
(5)
The amounts shown represent the aggregate grant date fair value of stock and option awards as computed in accordance with FASB ASC Topic 718. For valuation assumptions, see our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” and “Note 5 to the Consolidated Financial Statements - Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022.

(6)
For PRSUs, this column discloses the grant date fair value based on the probable outcome (i.e. vesting conditions equal to 100% of annual bonus and Long Term Incentive grant thresholds). For 2021, based on achievement of Modified Adjusted EBITDA, sales objectives, and MBOs, the actual number of shares released to our NEOS under our annual bonus plan ranged from the 164.8% to 184.8% of the target amount. For our Long Term Incentive Program, based on 1-year total shareholder return, 13.91% of the number of available shares were released to our NEOs. For 2021, this column also includes the fair market value of RSUs distributed to our NEOs as compensation for accrued vacation balances. For more information, refer to the section above, entitled Summary of Equity Incentive Awards to our NEOs.

(7)
Amounts reported for 2019 reflect signing bonuses paid to Messrs. Peker and Meniane in connection with their commencement of employment. These bonuses were subject to repayment if the executive voluntarily resigns from his employment prior to the first anniversary of his start date.

(8)	All amounts reported in this column for 2019, 2020, and 2021 represent changes in nonqualified deferred compensation earnings.
(9)	The tables below show the components of “All Other Compensation” for the NEOs.
All Other Compensation
The following tables set forth all other categories of compensation granted to our NEOs during fiscal years 2019, 2020 and 2021, as summarized in the All other Compensation column of the Summary Compensation table above.
Fiscal Year 2021
Name	Auto Allowance	Relocation	401(k), Employer Match	Deferred Compensation, Employer Portion	Health Insurance Premiums and Expenses	Life Insurance Premiums	Total
Lev Peker	12,000	—	8,700	5,174	21,552	1,635	$49,061
David Meniane	12,000	—	8,700	4,542	21,552	1,566	$48,360
Houman Akhavan	12,000	—	8,098	3,294	23,292	1,469	$45,188
Alfredo Gomez	12,000	—	6,073	3,350	12,662	2,703	$36,788
Sanjiv Gomes	12,000	—	6,013	—	9,540	2,049	$29,602
Fiscal Year 2020
Name	Auto Allowance	Relocation	401(k), Employer Match	Deferred Compensation, Employer Portion	Health Insurance Premiums and Expenses	Life Insurance Premiums	Total
Lev Peker	12,000	—	9,749	4,533	18,198	1,566	$46,046
David Meniane	12,000	—	9,750	3,755	18,198	1,458	$45,160
Houman Akhavan	12,000	—	8,981	3,115	5,292	1,380	$30,767
Alfredo Gomez	—	—	6,188	2,856	—	1,890	$10,934
Sanjiv Gomes	—	—	5,904	—	8,415	1,710	$16,029
Fiscal Year 2019
Name	Auto Allowance	Relocation	401(k), Employer Match	Deferred Compensation, Employer Portion	Health Insurance Premiums and Expenses	Life Insurance Premiums	Total
Lev Peker	12,000	135,163	9,500	4,054	23,028	1,608	$185,353
David Meniane	9,500	—	7,269	2,653	15,608	1,224	$36,254
Houman Akhavan	11,000	—	7,269	2,423	13,664	1,304	$35,660
Alfredo Gomez	—	—	5,553	1,904	14,811	1,149	$23,417
Sanjiv Gomes	—	—	5,708	—	8,054	1,341	$15,103

Other Compensation
Our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, as well as a Company match of 50% of contributions to the Company’s 401(k) up to 6% of salary, that are available to all employees. We intend for the 401(k) plan to qualify under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan.
We also maintain a deferred compensation plan (non-qualified) for employees of the Company earning greater than $140,000 annually, in which such employees are eligible to participate and for which the Company matches 50% of contributions up to 2% of annual base salary. We also provide reimbursement for life insurance premiums to our NEOs and some of our other key executives. Certain additional benefits are also provided to some of our executives from time to time, such as a car allowance and payment of health insurance and life insurance premiums, or relocation assistance, each on a case-by-case basis.
Grant of Plan-Based Awards
The following table summarizes all awards granted to our NEOs in Fiscal 2021. All equity awards were granted pursuant to our 2016 Equity Incentive Plan.
		Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or base price of option awards ($/Sh)	All other stock awards: Number of shares of stock or units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Lev Peker	1/13/2021	—	—	—	—	77,073	1,042,798(2)
	1/13/2021	0	179,837	539,512	—	—	1,726,039(3)
	1/13/2021	28,935	57,871	115,743	—	—	783,000(4)
	11/26/2021	—	—	—	—	4,866	62,578(5)
David Meniane	1/13/2021	—	—	—	—	30,848	417,373(2)
	1/13/2021	0	71,979	215,937	—	—	690,838(3)
	1/13/2021	16,482	32,964	65,928	—	—	446,003(4)
	11/26/2021	—	—	—	—	5,125	65,907(5)
Houman Akhavan	1/13/2021	—	—	—	—	24,528	331,864(2)
	1/13/2021	0	57,231	171,693	—	—	549,294(3)
	1/13/2021	9,127	18,255	36,511	—	—	246,997(4)
	11/26/2021	—	—	—	—	3,650	46,939(5)
Alfredo Gomez	1/13/2021	—	—	—	—	17,441	235,977(2)
	1/13/2021	0	40,696	122,088	—	—	390,594(3)
	1/13/2021	8,462	16,925	33,851	—	—	229,002(4)
	11/26/2021	—	—	—	—	3,944	50,720(5)
Sanjiv Gomes	1/13/2021	—	—	—	—	27,542	372,643(2)
	1/13/2021	0	64,265	192,795	—	—	616,801(3)
	1/13/2021	8,388	16,777	33,555	—	—	227,000(4)
	11/26/2021	—	—	—	—	4,115	52,919(5)
(1)	Grant Date Fair Value of Stock and Option Awards. Amounts shown in this column represent fair value under target vesting conditions computed in accordance with FASB ASC Topic 718.
(2)	For time-vesting RSUs, the fair market- value of the grant was based on $13.53, the closing price of our common stock on the grant date.
(3)	For PRSUs granted in connection our annual bonus program, the fair-market value of the grant was based on $13.53, the closing price of our common stock on the grant date.
(4)
For PRSUs granted in connection with our long-term incentive program on the basis of total shareholder return, the fair value of the grant was measured using a Monte Carlo simulation model as the PRSUs contained a market condition at the time of grant.

(5)
For RSUs granted in satisfaction of accrued PTO balances in connection with the Company’s transition to an open vacation policy, the fair-market value of the grant was based on $12.86, the closing price of our common stock on the grant date. Upon delivery, the RSUs immediately converted to shares of common stock.

Outstanding Equity Awards at Fiscal Year-End
The following table presents the outstanding equity awards held by each of the NEOs as of January 1, 2022.
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested (#)(2)	Equity Incentive Plan Awards; Number of unearned shares of stock that have not vested (#)	Equity Incentive Plan Awards; Market or payout value of unearned shares of stock that have not vested ($)(2)
Lev Peker	1/02/2019	285,327	270,834	0.97	01/02/2029
	12/30/2019	210,550	210,550	2.12	12/30/2029	180,432	2,020,838
	1/13/2021							372,653	4,173,714
	1/13/2021					77,073	863,218
(3)	1/13/2021							115,743	1,296,321
(4)	1/13/2021							179,837	2,014,178
David Meniane	3/15/2019	208,750	156,250	1.00	03/15/2029
	12/30/2019	74,771	74,770	2.12	12/30/2029	64,075	717,640
	1/13/2021					30,848	345,498
(3)	1/13/2021							65,298	738,393
(4)	1/13/2021							71,979	806,165
Houman Akhavan	2/11/2019	118,865	102,084	1.08	2/11/2029
	12/30/2019	61,330	61,330	2.12	12/30/2029	52,556	588,627
	1/13/2021					24,258	274,713
(3)	1/13/2021							36,511	408,923
(4)	1/13/2021							57,231	640,990
Alfredo Gomez	03/25/2019	49,587	78,125	1.03	03/25/2029
	12/30/2019	52,752	52,752	2.12	12/30/2029	45,205	506,296
	1/13/2021					17,441	195,339
(3)	1/13/2021							33,851	379,131
(4)	1/13/2021							40,696	455,798
Sanjiv Gomes(5)	09/10/2013	16,283		0.99	09/10/2023
	11/07/2013	15,000		2.44	11/07/2023
	1/29/2015	15,000		2.29	01/29/2025
	1/21/2016	15,000		2.64	01/21/2026
	1/25/2017	5,000		3.40	01/25/2017
	1/08/2018	7,343	392	2.61	01/08/2028	235	2,632
	10/05/2018	25,000		1.50	10/05/2028
	2/01/2019	13,541	13,542	1.06	02/01/2029
	6/17/2019	57,624	56,250	1.25	06/17/2029
	12/30/2019	47,247	47,248	2.12	12/30/2029	40,489	453,477
	1/13/2021					27,542	308,472
(3)	1/13/2021							33,555	375,816
(4)	1/13/2021							64,625	719,768
(1)
Amounts reported in this column includes (i) outstanding time-vesting RSUs and (ii) PRSUs whose payout values were certified by the Compensation Committee prior to fiscal year-end and remain subject to a time-vesting condition.

(2)
The market value of the unvested stock awards is calculated by multiplying the number of units by the closing price of our common stock as of December 31, 2021 (the last trading day of the fiscal year), which was $11.20.

(3)
Stock Awards represented in this row include the total number of shares issuable in connection with our 2021 annual bonus plan under maximum vesting conditions, because target vesting thresholds were exceeded. These Stock Awards are subject to a one-year vesting schedule.

(4)
Stock Awards represented in this row include the number of shares issuable under target vesting conditions in connection with our 2021 long-term-incentive program, as target vesting conditions were not satisfied. These Stock Awards are subject to a three-year vesting period, with a portion of the grant vesting each year on the basis of Total Shareholder Return.

(5)	Options granted to Mr. Gomes on or before January 1, 2016 were awarded under our 2007 Omnibus Incentive Plan.

Option Exercises and Stock Vested in Last Fiscal Year
The following table presents certain information concerning the exercise of options and vesting of stock awards by each of our NEOs during the fiscal year ended January 1, 2022, including the value of gains on exercise and the value of the stock awards.
	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Lev Peker	111,865	1,446,723.43	813,112	12,680,568
David Meniane	135,000	1,771,463.00	434,822	6,763,228
Houman Akhavan	129,051	1,846,213.20	261,188	4,065,819
Alfredo Gomez	72,288	1,006,687.92	286,096	4,449,461
Sanjiv Gomez	—	—	284,845	4,427,794
(1)
The aggregate dollar amount realized upon exercise is computed by multiplying the number of shares at exercise by the difference between the market price of common stock on the date of exercise and the exercise price of the options.

(2)	The aggregate dollar amount realized upon vesting is computed by multiplying the number of shares vested by the closing stock price on the vesting date.
Nonqualified Deferred Compensation
Our non-qualified deferred compensation plan allows employees of the Company earning greater than $140,000 annually to contribute up to 90% of their salary and/or commissions, and up to 100% of annual and discretionary bonuses. The Company matches 50% of employee deferrals to 2% from all compensation, other than equity-based compensation. The minimum deferral amount is $5,000 per year. All participant contributions vest immediately and each Company matching contribution vests over a period of 3 years in equal installments. Matching contributions are credited on December 31 of the then-current year, subject to a participant’s continued employment. Matching contributions may be revoked for a participant who is terminated for cause or negligence involving a matter of material significance. Participants can select from a range of investment indices and earnings, gains and losses on participant and Company contributions are credited or debited based upon the performance of the investment indices selected by the participant. Upon retirement, accumulated balances are paid out, either as a lump sum or in annual installments over a period of up to 15 years, as selected by the participant. Active participants may also schedule a portion of their accumulated balances to be distributed at a date that is at least 3 years following the year in which the underlying contribution was made. Upon termination of employment, accumulated balances are distributed in a lump sum, less any non-vested matching contributions. Matching contributions become 100% vested in the event of death, disability, non-early retirement or certain changes of control. Hardship withdrawals may be requested for up to 100% of vested deferred compensation and earnings.
Contributions to our named executive officers under our deferred compensation plan in 2021 were as follows:
Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)(1)	Aggregate earnings in last FY ($)(2)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($)
Lev Peker	25,271.15	5,174.23	17,397.67	—	95,295.98
David Meniane	17,687.77	4,541.94	13,738.91	—	74,238.25
Houman Akhavan	6,588.56	3,294.26	4,336.99	—	34,082.96
Alfredo Gomez	12,962.27	3,350.69	4,529.09	—	36,614.54
Sanjiv Gomez	—	—	2,281.61	—	18,868.66
(1)	The amounts disclosed in this column are included in the Summary Compensation Table within the “Deferred Compensation, Employer Portion” column of the All Other Compensation table.
(2)
The values reported in the column entitled “Aggregate earnings in last FY” are reported in the Summary Compensation Table under the “Change in Pension Value and Nonqualified deferred compensation earnings” column.

Securities Authorized for Issuance Under Equity Compensation Plans
The following table provides certain information with respect to all of our equity compensation plans in effect as of February 26, 2022:
	Number of securities to be issued upon exercise of outstanding options and awards (a)	Weighted-average exercise price of outstanding options and awards (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:	8,534,786	$1.19	1,081,550(1)(2)
Equity compensation plans not approved by security holders:	—	—	—
Total	8,534,786	$1.19	1,081,550
(1)
Represents securities available for issuance under the 2007 Omnibus Plan and 2016 Incentive Plan that may be granted in the form of stock options, restricted stock units, PRSUs or any other type of award available for grant under the 2016 Incentive Plan.

(2)
The share reserve under the 2016 Incentive Plan will automatically increase on January 1st of each year through (and including) January 1, 2026 in an amount equal to one million five hundred thousand (1,500,000) shares per year; however, the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the automatic increase.

(3)
Weighted-average exercise price reflects (i) 3,796,482 awards of restricted stock convertible into common stock upon completion of applicable vesting criteria and (ii) options to purchase 4,738,304 shares of common stock at a weighted average exercise price of $2.15.

Additional Narrative Disclosure
Equity Compensation Plans
We currently have outstanding equity awards that were granted under two equity compensation plans, the 2007 Omnibus Incentive Plan and the 2016 Equity Incentive Plan.
2007 Omnibus Incentive Plan
We adopted the 2007 Omnibus Incentive Plan (the “2007 Omnibus Plan”) in January 2007, which became effective on February 8, 2007, the effective date of the registration statement filed in connection with our initial public offering. Options granted under the 2007 Omnibus Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise prices of all option grants are equal to 100% of the fair market value on the date of grant. No further shares are available for future grants under the 2007 Omnibus Plan following the Company’s adoption of the 2016 Equity Incentive Plan (the “2016 Incentive Plan”). As of February 26, 2022, 0 restricted stock units were outstanding under the 2007 Omnibus Plan and options to purchase 460,596 shares of our common stock were outstanding under the 2007 Omnibus Plan at a weighted average exercise price of $2.29 per share.
2016 Incentive Plan
Our 2016 Incentive Plan was adopted by our Board of Directors in March 2016 and approved by our stockholders in May 2016. Subject to adjustment for certain changes in the Company’s capitalization, the aggregate number of shares of the Company’s common stock that may be issued under the 2016 Incentive Plan will not exceed the sum of (i) two million five hundred thousand (2,500,000) new shares, (ii) the number of unallocated shares remaining available for the grant of new awards under the Company’s prior equity plans described above (the “Prior Equity Plans”) as of the effective date of the 2016 Plan (which was equal to 3,894,000 shares as of May 31, 2016) and (iii) any shares subject to a stock award under the Prior Equity Plans that are not issued because such stock award expires or otherwise terminates without all of the shares covered by such stock award having been issued, that are not issued because such stock award is settled in cash, that are forfeited back to or repurchased by the Company because of the failure to meet a contingency or condition required for the vesting of such shares, or that are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award. In addition, the share reserve will automatically increase on January 1st of each year, for a period of nine years, commencing on January 1, 2017 and ending on (and including) January 1, 2026, in an amount equal to one million five hundred thousand (1,500,000) shares per year; however the Board of Directors of the Company may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares of common stock than would otherwise occur pursuant the automatic increase. The share reserve increased by 1,500,000 shares on January 1, 2022.
Options granted under the 2016 Incentive Plan generally expire no later than ten years from the date of grant and generally vest over a period of four years. The exercise prices of all option grants are equal to 100% of the fair market value on the date of grant. The 2016 Incentive Plan allows for the grant of options to purchase common stock to non-employee directors. During 2021, we granted an aggregate of 2,579,714 restricted stock units (including 1,640,087 PRSUs) and 0 options to purchase share of common stock under the 2016 Equity Incentive Plan, which reduced the shares of common stock reserved for future issuance under the 2016 Incentive Plan. As of February 26, 2022, 3,796,482 restricted stock units (including 2,603,674 PRSUs) were outstanding under the 2016 Equity Incentive Plan and options to purchase 4,277,708 shares of our common stock were outstanding under the 2016 Equity Incentive Plan at a weighted average exercise price of $2.13 per share. As of February 26, 2022, 1,081,550 shares of our common stock are reserved for future issuance under the 2016 Incentive Plan.
2021 Officer and Director Share Purchase Plan
On November 16, 2021, the Board of Directors (the “Board”) of CarParts.com, Inc. (the “Company”) adopted an Officer and Director Share Purchase Plan (the “Purchase Plan”). The Purchase Plan provides for the optional purchase of shares of Common Stock, directly from the Company at their fair market value, by the Company’s directors and executive officers, at regular intervals in accordance with their pay schedules. Purchases under the Purchase Plan will be funded using payroll deductions, or deductions from fees payable to directors, which deductions will be used to purchase shares of fully vested Common Stock on the payment date when the cash compensation deducted would otherwise have been paid. With respect to the Company's officers, the payroll deductions may not reduce the participant’s compensation below an amount equal to two (2) times the federal or applicable state minimum wage, whichever is higher, required to be paid each pay period. Participation in the plan is subject to a minimum threshold 1% of the participant’s compensation or director fees. The Compensation Committee is responsible for oversight of the Purchase Plan and approving plan enrollments. In connection with the adoption of the Purchase Plan, the Board reserved a total of 250,000 shares of the Company’s common stock for issuance under the Purchase Plan. Messrs. Peker, Meniane, Akhavan and Gomez have participated in the Purchase Plan. The foregoing description of the Purchase Plan qualified in its entirety by reference to the 8-K filed with the Securities and Exchange Commission on November 22, 2022.
2021 Employee Stock Purchase Plan
Since 2021 we have maintained an Employee Stock Purchase Plan (“ESPP”) in which all employees who work more than 20 hours per week are eligible to participate. Under the ESPP, eligible participants may purchase shares of our common stock at a price that is equal to 85% of the fair market value of our common stock on the first day or last day of a six-month offering period, whichever is lower. There are two offering periods per year, and participants may deduct up to 30% of their post-tax regular compensation. Subject to the number of shares remaining in the share reserve, the maximum number of shares that may be purchased by a participant on any one purchase date for any offering period may not exceed 5,000 shares. A reserve of 250,000 shares was allocated to the ESPP and as of February 26, 2022, 204,672 shares remain available for issuance under the ESPP. The foregoing description of the ESPP is qualified in its entirety by reference to the Definitive Proxy Statement filed with the Securities and Exchange Commission on April 27, 2021.
Employment Agreements and Potential Payments upon Termination or Change of Control
Employment Agreements with Named Executive Officers
We have entered into employment agreements with each of our NEOs. Certain of the key terms of these employment agreements are described below:
Employment Agreement with Mr. Peker
Mr. Peker entered into an Employment Agreement with the Company (the “Peker Employment Agreement”) governing his services as Chief Executive Officer. Pursuant to the terms of the Peker Employment

Agreement, Mr. Peker receives an initial annual base salary of $507,000, subject to annual performance review, and also received a lump sum signing bonus of $300,000. Mr. Peker is eligible to receive an annual target incentive bonus of up to 154% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Board, which may be paid in the form of cash, common stock or restricted stock. While Mr. Peker will be employed on an at-will basis, the Peker Employment Agreement provides that in the event of his termination for any reason other than for cause or other than as a result of his own voluntary resignation without good reason, Mr. Peker will be entitled to severance payments equal to one year’s base salary (payable over one year in accordance with the Company’s regular pay practices), plus a pro-rated portion of his annual performance bonus for the year in which he was terminated, and reimbursement for the cost of COBRA coverage for a period of up to twelve months following his termination of employment. The Peker Employment Agreement also provided certain benefits to Mr. Peker in order to assist with his relocation to Southern California.
In connection with the Peker Employment Agreement, Mr. Peker was granted options under the Company’s 2016 Equity Incentive Plan, to purchase up to an aggregate of 1,000,000 shares of the Company’s common stock, 25% of which vested on the first anniversary of the grant date, and the remainder of which will vest in equal monthly installments thereafter over three years, subject to Mr. Peker’s continued service to the Company through such dates and the terms of the Peker Employment Agreement. The exercise price for the options was $0.97, the closing sales price of the Company’s common stock as reported by Nasdaq on the date of grant of the options.
Employment Agreement with Mr. Meniane
Mr. Meniane entered into an Employment Agreement with the Company (the “Meniane Employment Agreement”) to serve as Chief Operating Officer and Chief Financial Officer, pursuant to which Mr. Meniane receives an annual base salary of $444,000, subject to an annual performance review and also received a lump sum signing bonus of $150,000 payable within thirty days of his start date. Mr. Meniane is also eligible to receive an annual target incentive bonus of up to 100% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Board, which may be paid in the form of cash, common stock or restricted stock. While Mr. Meniane is employed on an at-will basis, the Meniane Employment Agreement provides that in the event of his termination for any reason (other than for cause), Mr. Meniane will be entitled to severance payments equal to six months’ base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his accrued target bonus for the year in which he was terminated but solely to the extent such annual bonuses are paid to a majority of the other Company’s bonus eligible employees, and reimbursement for the cost of COBRA coverage for a period of up to six months following his termination of employment.
In connection with the Meniane Employment Agreement, Mr. Meniane was granted a stock option to purchase 500,000 shares of the Company’s common stock pursuant to our 2016 Equity Incentive Plan. The exercise price for the stock option was $1.00, the closing sales price of the Company’s common stock as reported by Nasdaq on the date of grant. The stock option grant vests over a four year period, with 25% having vested and become exercisable on the first year anniversary of the grant date, and the remainder of which vests and becomes exercisable in 36 equal monthly installments thereafter, subject to Mr. Meniane’s continued service with the Company through such vesting dates.
Mr. Meniane was promoted to the role of Chief Executive Officer, effective April 18, 2022. In connection with his promotion, Mr. Meniane’ s annual base salary was increased to $609,000 and he received a promotion grant of $1,187,000 in the form of 3-year time vesting RSUs. His annual bonus amount (payable in PRSUs) was increased by $51,000, and his long-term incentive awards were increased by $718,000 (at target levels).
Employment Agreement with Mr. Akhavan
Mr. Akhavan entered into an Employment Agreement with the Company (the “Akhavan Employment Agreement”) to serve as Chief Marketing Officer, pursuant to which Mr. Akhavan receives an annual base salary of $330,000, subject to an annual performance review. Mr. Akhavan is also eligible to receive an annual target incentive bonus of up to 75% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Board, which may be paid in the form of cash, common stock or restricted stock. While Mr. Akhavan is employed on an at-will basis, the Akhavan Employment

Agreement provides that in the event of his termination for any reason (other than for cause), Mr. Akhavan will be entitled to severance payments equal to six months’ base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his accrued target bonus for the year in which he was terminated but solely to the extent such annual bonuses are paid to a majority of the other Company’s bonus eligible employees, and reimbursement for the cost of COBRA coverage for a period of up to six months following his termination of employment.
In connection with the Akhavan Employment Agreement, Mr. Akhavan was granted a stock option to purchase 350,000 shares of the Company’s common stock pursuant to our 2016 Equity Incentive Plan. The exercise price for the stock option was $1.08, the closing sales price of the Company’s common stock as reported by Nasdaq on the date of grant. The stock option vests over a four year period, with 25% having vested and become exercisable on the first year anniversary of the grant date, and the remainder of which vests and becomes exercisable in 36 equal monthly installments thereafter, subject to Mr. Akhavan’s continued service with the Company through such vesting dates.
Employment Agreement with Mr. Gomez
Mr. Gomez entered into an Employment Agreement with the Company (the “Gomez Employment Agreement”) to serve as General Counsel, pursuant to which Mr. Gomez receives an annual base salary of $324,000, subject to an annual performance review. Mr. Gomez is also eligible to receive an annual target incentive bonus of up to 71% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Board, which may be paid in the form of cash, common stock or restricted stock. While Mr. Gomez is employed on an at-will basis, the Gomez Employment Agreement provides that in the event of his termination for any reason (other than for cause), Mr. Gomez will be entitled to severance payments equal to six months’ base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his accrued target bonus for the year in which he was terminated but solely to the extent such annual bonuses are paid to a majority of the other Company’s bonus eligible employees, and reimbursement for the cost of COBRA coverage for a period of up to six months following his termination of employment.
In connection with the Gomez Employment Agreement, Mr. Gomez was granted a stock option to purchase 250,000 shares of the Company’s common stock pursuant to our 2016 Equity Incentive Plan. The exercise price for the stock option was $1.03, the closing sales price of the Company’s common stock as reported by Nasdaq on the date of grant. The stock option vests over a four year period, with 25% having vested and become exercisable on the first year anniversary of the grant date, and the remainder of which vests and becomes exercisable in 36 equal monthly installments thereafter, subject to Mr. Gomez’s continued service with the Company through such vesting dates.
Employment Agreement with Mr. Gomes
In connection with his promotion, Mr. Gomes entered into an Employment Agreement with the Company (the “Gomes Employment Agreement”) to serve as Chief Technology Officer, pursuant to which Mr. Gomes receives an annual base salary of $338,000, subject to an annual performance review. Mr. Gomes is also eligible to receive an annual target incentive bonus of up to 67% of his annual base salary, depending on the achievement of certain performance goals to be established by the Compensation Committee of the Board, which may be paid in the form of cash, common stock or restricted stock. While Mr. Gomes is employed on an at-will basis, the Gomes Employment Agreement provides that in the event of his termination for any reason (other than for cause), Mr. Gomes will be entitled to severance payments equal to six months’ base salary (payable in accordance with the Company’s regular pay practices), plus a pro-rated portion of his accrued target bonus for the year in which he was terminated but solely to the extent such annual bonuses are paid to a majority of the other Company’s bonus eligible employees, and reimbursement for the cost of COBRA coverage for a period of up to six months following his termination of employment.
In connection with the Gomes Employment Agreement, Mr. Gomes was granted a stock option to purchase 150,000 shares of the Company’s common stock pursuant to our 2016 Equity Incentive Plan. The exercise price for the stock option was $1.25, the closing sales price of the Company’s common stock as reported by Nasdaq on the date of grant. The stock option vests over a four year period, with 25% having vested and become exercisable on the first year anniversary of the grant date, and the remainder of which vests and becomes exercisable in 36 equal monthly installments thereafter, subject to Mr. Gomes’s continued service with the Company through such vesting dates.
Severance and Change of Control Terms of Equity Awards
•
Upon an executive officer’s termination or resignation for any reason, all stock options granted to such officer that are outstanding on the date of such termination or resignation shall remain exercisable until the earlier of (i) the expiration date set forth in the applicable stock option agreement or (ii) the expiration of one year measured from the date of such termination or resignation;

•
In the event a NEO’s employment is terminated by the Company without cause or such executive officer resigns for good reason within three months before, and ending twelve months following, a change in control, the vesting of all equity compensation awards, including all stock option awards, that are outstanding as of the date of such termination or resignation, shall accelerate in full (except with respect to any restricted stock units granted to such executive officer).

•
In addition, the Company has granted PRSU awards to its NEOs, pursuant to which the unvested portion of such awards accelerate in full in the event such executive officer’s employment is terminated by the Company without cause or such executive officer resigns for good reason at any time.

The tables below show the potential payments and benefits each of the NEOs would have been entitled to receive in the event of a change of control (assuming that a successor entity assumes, substitutes, or continues outstanding equity awards) or if each such officer’s employment had been terminated under the following circumstances as of January 1, 2022. Due to a number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.
Potential Payments Upon a Change of Control With no Termination of Employment
Name	Severance Salary ($)	Severance Bonus ($)(1)	Acceleration of Unvested Equity Awards ($)(2)	Health and Welfare Benefits ($)(3)	Total ($)(1)
Lev Peker	—	648,155	13,607,689	—	14,255,844
David Meniane	—	369,197	5,754,294	—	6,123,491
Houman Akhavan	—	204,456	4,376,280	—	4,580,736
Alfredo Gomez	—	189,560	3,342,551	—	3,532,111
Sanjiv Gomes	—	187,902	4,051,247	—	4,239,149
(1)
The amount reported in the Severance Bonus column includes the market value as of January 1, 2022, of the target number of PRSUs granted in connection with our annual incentive bonus plan for fiscal 2021.

(2)
Amounts shown include unvested option and stock awards as of January 1, 2022, excluding PRSUs granted for fiscal 2021 which are reported in the Severance Bonus column. Under our 2016 Equity Incentive Plan, in the event of a Change of Control, our Board of Directors generally has discretion to arrange for an acquiring corporation to assume an outstanding equity award or to accelerate the vesting, in whole or in part. For purposes of this table, it is assumed that (i) all time-based awards, including RSUs and PRSUs whose performance conditions were previously certified, and (ii) PRSUs granted in 2021 on the basis of total shareholder return, will be accelerated in full at maximum vesting levels.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason (in each case other than in connection with a Change of Control)
Name	Severance Salary ($)(1)	Severance Bonus ($)(2)	Acceleration of Unvested Equity Awards ($)	Health and Welfare Benefits ($)(3)	Total ($)
Lev Peker	507,000	648,155	—	23,692	1,178,847
David Meniane	222,000	369,197	—	11,846	603,043
Houman Akhavan	165,000	204,456	—	671	370,127
Alfredo Gomez	162,000	189,560	—	6,952	358,512
Sanjiv Gomes	169,000	187,902	—	9,123	366,025
(1)	For Mr. Peker, the amount in this column amount represents 12 months of continued base salary and for the other NEOs, 6 months base salary.
(2)
The amount reported in the Severance Bonus column includes the market value as of January 1, 2022, of the target number of PRSUs granted in connection with our annual incentive bonus plan for fiscal 2021.

(3)
Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental, and vision insurance elected by the NEO during fiscal 2021, multiplied by 12 months for Mr. Peker, and by 6 months for the other NEOs.

Potential Payments Upon Termination Without Cause or Resignation for Good Reason, each in Connection with a Change of Control
Name	Severance Salary ($)(1)	Severance Bonus ($)(2)	Acceleration of Unvested Equity Awards ($)(3)	Health and Welfare Benefits ($)(4)	Total ($)
Lev Peker	507,000	648,155	13,607,689	23,692	14,786,536
David Meniane	222,000	369,197	5,754,294	11,846	6,357,337
Houman Akhavan	165,000	204,456	4,376,280	671	4,746,407
Alfredo Gomez	162,000	189,560	3,342,551	6,952	3,701,063
Sanjiv Gomes	169,000	187,902	4,051,247	9,123	4,417,272
(1)	For Mr. Peker, amount represents 12 months of continued base salary and for the other NEOs, 6 months base salary.
(2)
Annual Incentive Bonuses for 2021 were granted in the form of PRSUs. Performance-based grants would be subject to accelerated vesting of target payout amounts, less amounts previously paid out under an applicable award agreement.

(3)
Valuation of acceleration of vesting of unvested equity awards is equal to 100% of the unvested RSUs and long term incentive PRSUs and 100% of the unvested stock options with an exercise price less than the $11.20 per share closing price of our common stock on December 31, 2021, held by each NEO.

(4)
Health and welfare benefits are calculated using the monthly COBRA cost of medical, dental, and vision insurance elected by the NEO during fiscal 2021, multiplied by 12 months for Mr. Peker, and by 6 months for the other NEOs.

CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information for fiscal 2021 about the relationship of the annual total compensation of our employees and the annual compensation of our CEO, Mr. Peker.
•	the annual total compensation of our median employee was $17,190;
•	the annual total compensation of our CEO was $4,186,297 as reflected in the Summary Compensation Table above; and
•	our estimate of the ratio of our CEO's annual total compensation to our median employee's annual total compensation was 244 to 1.
As permitted by SEC rules, we selected the individual who represented our median employee, by reviewing total compensation, paid by us for all 1,521 individuals worldwide who were employed by us on December 31, 2021 (whether employed on a full-time, part-time, seasonal, or temporary basis). For employees paid in other than U.S. dollars, we converted their compensation to U.S. dollars and did not make any cost-of-living adjustments to such compensation. We did not annualize total direct compensation for employees employed by us for less than the full fiscal year.

Once we selected the individual who represented the median employee, we then calculated the annual total compensation for this employee using the same methodology we used for our NEOs Summary Compensation Table to yield the median annual total compensation disclosed above.
The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Director Compensation
The compensation and benefits for service as a member of the Board of Directors are determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Each of our non-employee directors are entitled to a fee of $30,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. In fiscal year 2021, the chairpersons of the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each received an additional $25,000, $22,000, $10,000, and $7,500, respectively, per year for his or her service as chairperson for such committee. In fiscal year 2022, the chairpersons of the Board, the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee will each receive an additional $25,000, $22,000, $10,000, and $7,500, respectively, per year for his or her service as chairperson for such committee.
In addition, on the date of each annual stockholders meeting, each non-employee member of the Board of Directors will be granted $167,600 of restricted stock units based on the closing stock price on the grant date and our Chairman of the Board (provided such Chairman has served as non-employee member of the Board of Directors and Chairman for at least six months before the date of the stockholder meeting) will be granted an additional $25,000 of restricted stock units based on the closing price on the grant date. These restricted stock units will vest in full at the 2022 annual stockholders meeting, subject to the director’s continuing service on our Board of Directors. Each newly elected Director who first becomes a non-employee director on a date other than an annual stockholders meeting will be granted a number of restricted stock units equal to the product of (i) the amount obtained by dividing (A) $167,600 by (B) the fair market value of a share of the Company’s Common Stock on the grant date, multiplied by (ii) the amount obtained by dividing (x) 12 minus the number of full months that have elapsed from the immediately preceding annual meeting of stockholders of the Company to the initial grant date, by (y) 12 (the “Pro Rata Grant”). Subject to the director's continued service with the Company, each Pro Rata Grant award will vest in full on the date of the Company's 2022 Annual Meeting of Stockholders. These restricted stock units will also immediately vest in full upon a change in control of the Company. The restricted stock units are to be granted under our 2016 Equity Incentive Plan. Following her appointment as a Class I director, Ms. Dutra was granted 6,354 shares of common stock which shall vest on the date of our 2022 Annual Meeting.
Director Stock Ownership Guidelines and Director Payment Election Plan
Our board of directors believes that an ownership stake in the Company strengthens the alignment of interests between directors and stockholders. In November 2021, in an effort to further align directors’ interests with those of stockholders and implementing best practices in corporate governance, the Company updated its stock ownership guidelines for director share ownership. Accordingly, each director is required to own common stock having a minimum value of 2 times the amount of the independent director annual restricted stock unit grant within four (4) years of joining the Board.

Each director has four years from the implementation of this policy in 2021 or four years after a non-employee director’s appointment to the Board of Directors (whichever is later) to satisfy this requirement. To avoid fluctuating ownership requirements, once our directors have achieved the ownership guidelines, they will be considered to have satisfied the requirements as long as the shares used to meet the underlying requirements are retained.
In July 2011, the Board of Directors approved the Director Payment Election Plan which provides the directors with a convenient mechanism to acquire stock to comply with the director stock ownership guidelines. Each year the Director Payment Election Plan allows for a director to elect, beginning on the first day of the open trading window following the annual meeting of the Company’s stockholders and ending on the last day of such open trading window, to receive, in lieu of cash, all or a specified percentage of all fees to be earned for serving on the Board of Directors in shares of the Company’s common stock. The election shall be irrevocable for each applicable year. The Company will issue to each director who has elected to receive common stock, on the date fees become payable on a quarterly basis during the applicable year in accordance with the Company’s normal payment practices, a number of shares of common stock equal to (i) the cash value of any fees otherwise payable to the director, divided by (ii) the closing sales price for the common stock on the applicable payment date. If the calculation would result in the issuance of any fractional share, the Company will, in lieu of issuing any fractional share, pay cash equal to the fraction multiplied by the closing sales price on the applicable payment date.
The following table sets forth a summary of the compensation earned in fiscal year 2021 by each person who served as a non-employee director during 2021.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Option Awards ($)(1)(2)	Total ($)
Warren B. Phelps III	$71,399	$192,592	$—	$263,991
Jim Barnes	$34,167	$167,600	$—	$201,767
Jay K. Greyson	$34,638	$190,641	$—	$225,279
Nanxi Liu	$39,613	$167,600	$—	$207,213
Dr. Lisa Costa	$33,869	$167,600	$—	$201,469
Henry Maier	$13,810	$167,600	$—	$181,410
(1)
Stock options and restricted stock units were granted pursuant to our 2016 Incentive Plan. The amounts shown represent the aggregate grant date fair value of such option and restricted stock unit awards as computed in accordance with FASB ASC Topic 718. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Critical Accounting Policies and Estimates” and “Note 5 to the Consolidated Financial Statements - Stockholders Equity and Share-based Compensation” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022.

(2)
As of January 1, 2022, Mr. Phelps held 11,940 restricted stock units and 130,000 options outstanding, Mr. Greyson held 10,391 restricted stock units and 95,000 options outstanding, each of Mr. Barnes, Ms. Liu and Dr. Costa held 10,391 restricted stock units and Mr. Maier held 9,627 restricted stock units.

(3)
Mr. Greyson elected to have 40% of his director fees paid in stock. Total director fees paid in stock to Mr. Greyson during 2021 was $23,041, which is included in amount of the stock awarded to him as disclosed in the above table.

OWNERSHIP OF SECURITIES BY
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table indicates information as of March 28, 2022 regarding the ownership of our common stock by:
•	each person who is known by us to own more than 5% of our shares of common stock;
•	each NEO;
•	each of our directors; and
•	all of our directors and executive officers as a group.
The number of shares beneficially owned and the percentage of shares beneficially owned are based on 54,056,186 shares of common stock outstanding as of March 28, 2022. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options that are exercisable within 60 days following March 28, 2022 and shares subject to restricted stock units that are convertible within 60 days following March 28, 2022 are deemed to be outstanding and beneficially owned by the grant recipient for the purpose of computing share and percentage ownership of that grant recipient, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.
Name and Address of Beneficial Owners(1)	Number of Shares	Percentage of Shares Beneficially Owned
5% Stockholders:
The Goldman Sachs Group, Inc.(2)	2,805,685	5.2%
Park West Asset Management LLC(3)	4,751,916	8.8%
Blackrock, Inc.(4)	3,188,137	5.9%
Officers and Directors:
Lev Peker(5)	1,715,671	3.2%
David Meniane(6)	1,200,812	2.2%
Houman, Akhavan(7)	516,805	*
Alfredo Gomez(8)	761,263	1.4%
Sanjiv Gomes(9)	613,589	1.1%
Jim Barnes(10)	18,687	*
Jay K. Greyson(10)	239,949	*
Nanxi Liu(10)	11,441	*
Lisa Costa(10)	10,391	*
Warren B. Phelps III(11)	309,665	*
Henry Maier(12)	9,627	*
Ana Dutra(13)	6,354	*
All directors and executive officers as a group	5,414,254	10.0%
*	Less than 1%
(1)	The address for each of the officers and directors is c/o CarParts.com, Inc. at 2050 W. 190th Street, Suite 400, Torrance, California 90504.
(2)
Based on a Schedule 13G/A filed with the SEC on February 10, 2022, consists of 2,805,685 shares over which The Goldman Sachs Group Inc. has shared power to dispose or to direct the disposition of the shares, and is thus deemed to beneficially own such shares.

(3)
Based on a Schedule 13G/A filed with the SEC on February 14, 2022, consists of 4,751,916 shares over which Park West Asset Management LLC has shared power to dispose or to direct the disposition of the shares, and is thus deemed to beneficially own such shares.

(4)
Based on a Schedule 13G filed with the SEC on February 4, 2022, consists of 3,188,137 shares Blackrock, Inc. has sole power to dispose or to direct the disposition of the shares, and is thus deemed to beneficially own such shares.

(5)	Includes 605,529 shares issuable upon exercise of options which are exercisable as of March 28, 2022 or will become exercisable by April 15, 2022, the effective date of Mr. Peker’s resignation.
(6)	Includes 27,065 shares issuable upon exercise of options which are exercisable as of March 28, 2022 or within 60 days after such date.
(7)	Includes 86,135 shares issuable upon exercise of options which are exercisable as of March 28, 2022 or within 60 days after such date.

(8)	Includes 137,172 shares issuable upon exercise of options which are exercisable as of March 28, 2022 or within 60 days after such date.
(9)	Includes 245,904 shares issuable upon exercise of options which are exercisable as of March 28, 2022 or within 60 days after such date.
(10)
Includes 10,391 restricted stock units which are subject to vesting within 60 days of March 28, 2022. For Mr. Greyson, also includes 80,000 shares issuable upon exercise of options which are exercisable as of March 28, 2022 or within 60 days after such date.

(11)
Includes 11,940 restricted stock units which are subject to vesting within 60 days of March 28, 2022 and 110,000 shares issuable upon exercise of options which are exercisable as of March 28, 2022 or within 60 days after such date.

(12)	Includes 9,626 restricted stock units which are subject to vesting within 60 days of March 28, 2022.
(13)	Includes 6,354 restricted stock units which are subject to vesting within 60 days of March 28, 2022.

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS
Since January 2, 2021, except as set forth below, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Compensation Discussion and Analysis” and “Corporate Governance - Voting Agreements with Stockholders”.
Policies and Procedures for Related Party Transactions
Pursuant to the written charter of our Audit Committee originally adopted in January 2007 and most recently updated in August, 2020, our Audit Committee is responsible for reviewing and approving all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. In addition, our company policies require that our officers and employees avoid using their positions for purposes that are, or give the appearance of being, motivated by a desire for personal gain, and our policies further require that all officers and employees who have authority to initiate related party transactions provide a written report, on a quarterly basis, of all activities which could result in a conflict of interest or impair their professional judgment. All such written reports concerning related party transactions or conflicts of interest are submitted to, and reviewed by, our Chief Financial Officer and our Audit Committee.
Related Party Transactions
Indemnification Agreements. The Company has entered into indemnification agreements with the Company’s directors and executive officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under law against liabilities that may arise by reason of their service to the Company, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company also intends to enter into indemnification agreements with the Company’s future directors and executive officers.
ANNUAL REPORT
A copy of our annual report on Form 10-K for the fiscal year ended January 1, 2022, (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to our Corporate Secretary, CarParts.com, Inc., 2050 W. 190th Street, Suite 400, Torrance, California 90504. The Annual Report on Form 10-K (including the exhibits thereto) is also available on the SEC’s website at www.sec.gov.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 25, 2022
AT THE OFFICES OF THE COMPANY LOCATED AT
2050 W. 190TH STREET, SUITE 400, TORRANCE, CALIFORNIA 90504.
This proxy statement and our annual report on Form 10-K for the year ended January 1, 2022 are also available at http://carparts.com/investor. We encourage you to access and review all of the important information contained in the proxy materials before voting. To obtain directions to be able to attend the stockholder meeting and vote in person, please contact our Corporate Secretary, at our principal executive offices at 2050 W. 190th Street, Suite 400, Torrance, California 90504 or by calling us at (424) 702-1455. You will also be required to register for the meeting at proxyvote.com to attend the meeting in person.

ADDITIONAL INFORMATION
Deadline for Receipt of Stockholder Proposals Intended for Inclusion in Proxy Materials
A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2023 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act. Pursuant to Rule 14a-8 of the Exchange Act, some stockholder proposals may be eligible for inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders (the “2023 Annual Meeting”). Stockholder proposals that are intended to be presented at our 2023 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us at our principal executive officers not later than December 21, 2022 and must comply with the requirements of Rule 14a-8 of the Exchange Act.
Stockholder Proposals Not Intended for Inclusion in Proxy Materials and Director Nominations
If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination between the close of business on February 24, 2023 and the close of business on March 26, 2023. If the date of the 2023 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary date of the 2022 Annual Meeting of Stockholders (a situation that we do not anticipate), the stockholder must submit any such proposal or nomination not earlier than the 90th day before the 2023 Annual Meeting and not later than the close of business on the later of (i) the 60th day before the 2023 Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.
In addition, with respect to any proposal that a stockholder presents at the 2023 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.
Stockholder proposals must be in writing and should be addressed to our Corporate Secretary, at our principal executive offices at 2050 W. 190th Street, Suite 400, Torrance, California 90504. It is recommended that stockholders submitting proposals direct them to our Corporate Secretary and utilize certified mail, return receipt requested, in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.
Stockholders Sharing the Same Address
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single copy of Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are stockholders will be “householding” the Company’s proxy materials. A single copy of the Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate copy of the Annual Meeting Materials, please notify your broker or the Company. Direct your written request to CarParts.com, Inc., Attn: Corporate Secretary, 2050 W. 190th Street, Suite 400, Torrance, California 90504 or contact the Company by telephone at (424) 702-1455. Stockholders who currently receive multiple copies of the Annual Meeting Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER BUSINESS
The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.
By Order of the Board of Directors

David Meniane
Chief Executive Officer

CARPARTS.COM, INC.
ATTN: CORPORATE SECRETARY
2050 W. 190TH ST.
SUITE 400
TORRANCE, CA 90504

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
If you are a stockholder of record, you may vote in person at the meeting by requesting a ballot. To attend the meeting, go to the "Register for Meeting" link at www.proxyvote.com. Please note that you will need to print your admission ticket and bring a valid photo ID to attend the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D83631-P69675 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARPARTS.COM, INC.

	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.
1. Election of the following Class I Directors	☐	☐	☐	______________________

Nominees:

01) Jay K Greyson
02) Jim Barnes
03) Ana Dutra

NOTE: The proxies are authorized to vote on such other business as may properly come before the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

The Board of Directors recommends you vote FOR the above nominees and FOR proposal 2.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

If you plan to attend the meeting in person, please register and print an admission ticket in advance at proxyvote.com, following the instructions set forth in the proxy statement. You will need the 16-digit control number printed on the other side of this proxy card.

Questions? Please contact us at 1-424-702-1455.

D83632-P69675

CARPARTS.COM, INC.
Annual Meeting of Stockholders
May 25, 2022 9:00 AM, PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) David Meniane and Alfredo Gomez, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CARPARTS.COM, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on May 25, 2022, at CarParts.com, Inc., 2050 W. 190th St., Suite 400, Torrance, CA 90504, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side